AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2007
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLAR NIGHT INDUSTRIES INC.
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	20-3523682 (I.R.S. Employer Identification No.)

4124 N. Broadway
Saint Louis, MO 63147
(877) 826-1991
(Address and telephone number of principal executive offices)

4124 N. Broadway
Saint Louis, MO 63147
(877) 826-1991
(Address of principal place of business or intended principal place of business)

Jason Loyet, Chief Executive Officer

4124 N. Broadway
Saint Louis, MO 63147
(877) 826-1991
(Name, address and telephone number of agent for service)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐ _______________

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	40,000,000 (3)	$0.10	$5,192,000	$336.69
Common Stock, $.001 par value per share	7,200,000 (4)	$0.10	$720,000	$77.04
Common Stock, $.001 par value per share	8,000,000 (5)	$0.47	$3,760,000	$402.32
Common Stock, $.001 par value per share	1,284,000 (6)	$0.10	$286,770	$13.74
Total	56,484,000		$9,958,770	$829.79

(1)
Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the notes and exercise of the warrants; as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Pink Sheets on January 4, 2007, which was $0.10 per share.

(3)
Represents shares issuable upon conversion of secured convertible notes. In accordance with the terms of the callable secured convertible note, the number of shares included herein was determined assuming: (i) 20,000,000 shares resulting from the conversion of the entire $1,000,000 of principal amount under the secured convertible notes, and (ii) a conversion price of $0.05 representing 50% of the average of the lowest three (3) Trading Prices (as defined in the Registration Rights Agreement) for the Common Stock during the twenty (20) Trading Day period ending one Trading Day prior to the Conversion Date (as defined in the callable secured convertibles notes) (Solely for purposes of filing this registration statement, the $0.05 conversion price was calculated based on the average of the three lowest 3 Trading Prices during the 20 Trading Day period from December 5, 2006 to January 4, 2007). Pursuant to the Registration Rights Agreement requirements, the resulting number of shares was multiplied by a factor of 2.

(4)
Represents shares issuable upon conversion of the accrued interest due on the entire $1,000,000 of principal amount of the callable secured convertible notes. In accordance with the terms of the callable secured convertible note, the number of shares included herein was determined assuming: (i) 3,600,000 shares resulting from the conversion of the accrued interest due on the entire $1,000,000 of principal amount of the callable secured convertible notes at the annual rate of 6% until maturity, or three years from the date of issuance, and (ii) a conversion price of $0.05 representing 50% of the average of the lowest three (3) Trading Prices (as defined in the Registration Rights Agreement) for the Common Stock during the twenty (20) Trading Day period ending one Trading Day prior to the Conversion Date (as defined in the callable secured convertibles notes) (Solely for purposes of filing this registration statement, the $0.05 conversion price was calculated based on the average of the three lowest 3 Trading Prices during the 20 Trading Day period from December 5, 2006 to January 4, 2007). Pursuant to the Registration Rights Agreement requirements, the resulting number of shares was multiplied by a factor of 2.

(5)
Represents shares issuable of common stock underlying warrants exercisable at the price of $0.47. Pursuant to the registration rights agreement, the resulting number of shares was multiplied by a factor of 2.

(6)
Represents (i) 784,000 shares of common stock issued in connection with the private offering concluded in March of 2006 at a per share price of $0.25 for which the Company received proceeds in the amount of $105,968, and (ii) 500,000 shares issued to a certain accredited individual as a performance bonus in connection with the services provided to the Company.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 18, 2007

SOLAR NIGHT INDUSTRIES INC.

56,484,000 Shares of
Common Stock

This prospectus relates to the public offering of up to 56,484,000 shares of our common stock, par value $0.001 per share, which may be sold from time to time by the selling stockholders of Solar Night Industries Inc. named in this prospectus. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

The total number of shares sold herewith consists of the following shares to be issued to the selling stockholders: (i) up to 40,000,000 shares issuable upon conversion of the callable secured convertible notes, (ii) up to 7,200,000 shares resulting from the conversion of the accrued interest due on the callable secured convertible debentures at the annual rate of 6% until maturity, or three years from the date of issuance, (ii) up to 8,000,000 shares issuable upon the exercise of warrants, and (iii) 1,284,000 shares already issued. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase up to 8,000,000 shares of common stock. All costs associated with this registration will be borne by us. Furthermore, pursuant to the Registration Rights Agreement requirements, we are required to register twice the amount of shares underlying the Warrants, the callable secured convertible notes and accrued interest due on the callable secured convertible notes.

Our common stock is currently traded on the Pink Sheets under the symbol (“SLND.PK”). The last reported sales price per share of our common stock as reported by the Pink Sheets on January 4, 2007, was $0.10.

The Securities offered hereby involve a high degree of risk.
See “Risk Factors” beginning on page 6.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is _____________, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SOLAR NIGHT INDUSTRIES INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Solar”, “Company”, “we,” “us,” or “our” refer to Solar Night Industries Inc.

General

On January 27, 2006, we completed the acquisition of Solar Night Industries, Inc. (the “Acquisition” and "Solar Night" respectively), a private company formed under the laws of the State of Delaware and reincorporated under the laws of the State of Nevada, pursuant to certain Acquisition of Solar Night from Solar Night’s shareholders. As consideration for the acquisition of the shares of Solar Night, we issued an aggregate of 11,856,688 shares of Common stock, $0.001 par value (the “Common Stock”) to the shareholders of Solar Night. Upon the issuance of these 11,856,688 shares, we had 12,154,397 shares issued and outstanding immediately after the Acquisition. As a result of the Acquisition, we changed our name to Solar Night Industries, Inc. The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Upon completion of the Acquisition, Jason Loyet was appointed as Chief Executive Officer and director of the Company and Robert Shambro was appointed as Chief Operating Officer, Chief Financial Officer and director of the Company. Following such appointments, in approximately January of 2006, Christopher Zanardi resigned as the sole officer and director of the Company and said resignation was accepted by the Company’s newly appointed Board of Directors. For a complete description of the backgrounds of our current management, see “Directors and Executive Officers, Promoters and Control Persons.”

On January 31, 2006 we filed a Certificate of Amendment with the Secretary of State of the State of Nevada, amending our Certificate of Incorporation, as amended, to change our name (the “Name Change”) from “Triton Technologies, Inc.” to “Solar Night Industries, Inc.” The Name Change was effective on February 20, 2006 and as a result, our quotation symbol changed from “TTNT.PK” to “SLND.PK”.

Solar Night is a global manufacturer and distributor of innovative solar and energy independence products for consumer, business and government markets formed under the laws of Nevada with its principal executive office located in St. Louis, Missouri. Solar Night has ongoing operations in St. Louis, Missouri and Sarasota, Florida, with affiliate offices in Mainland China.

Solar Night was founded in 2005 by technology, manufacturing and sales executives with extensive industry experience and proven track records of success to capitalize on the experience and contacts of its founder Directors. Solar’s objective is to become, via its Solar Night subsidiary, an industry-leading global manufacturer and distributor of innovative solar and energy independence products for consumer, business and government markets. Solar’s management believes that it is in position to experience rapid growth in its consumer product division following what it hopes to be a successful worldwide launch and licensing of Solar Night Flowers™.

Overview

Solar Night Industries, Inc., based in St. Louis, Missouri (USA), is a global manufacturer and distributor of innovative solar energy products. The Company was founded by technology, manufacturing, and sales executives with extensive industry experience and proven track records of success. The Company has operations in St. Louis, Missouri and Sarasota, Florida, with affiliate offices in Mainland China. The Company is developing products for consumer, business, and government markets.

Recent Developments

June 2006 Financing

On June 29, 2006 (the “Closing Date”), we entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the “Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement $1,000,000 in aggregate principal amount of callable secured convertible notes (“Notes”) and warrants to purchase common stock (the “Warrants”). Pursuant to the Purchase Agreement the Purchasers purchased from the Company $500,000 in aggregate principal amount of Notes on the Closing Date, and have committed to purchase from the Company $200,000 and $300,000 in aggregate principal amount of Notes on the Filing Date and Effective Date, respectively, as defined in the Registration Rights Agreement. The Company intends to use the net proceeds for general corporate and working capital purposes.

The Notes are due June 29, 2009, and are subject to the interest rate of 6% (the “Interest”). Interest shall commence accruing on the Closing Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable quarterly provided that no interest shall be due and payable for any month in which the Trading Price (as such term is defined in the Notes) is greater than $.60 for each Trading Day (as such term is defined in the Notes) of the month.

The principal amounts of the Notes may be converted into shares of common stock at any time by any of the Purchasers at a Variable Conversion Price equal to the Applicable Percentage multiplied by the Market Price of the common stock prior to the conversion. Applicable Percentage shall mean 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that the Registration Statement (as defined in the Registration Rights Agreement) is filed on or before the Filing Date (as defined below) and (ii) 60% in the event that the Registration Statement (as defined below) becomes effective on or before the Effectiveness Deadline (as defined below). Market Price means the average of the lowest three (3) Trading Prices, as defined in the Registration Rights Agreement, of the common stock during the twenty (20) Trading Day (as defined in the Registration Rights Agreement) period ending one Trading Day prior to the Conversion Date (as defined in the Note). The number of shares of common stock issuable upon conversion of the Notes is subject to adjustment, depending on the market price of our common stock. To the extent that the price of our common stock decreases, we will be required to issue additional shares upon conversion.

The Purchasers have agreed that they will limit all of their conversions to no more than the greater of (1) $50,000 per calendar month; or (2) the average daily dollar volume calculated during the ten (10) business days prior to a conversion, per conversion. In addition, the Purchasers have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion of the Debentures does not exceed 4.99% or exercise of the Warrants does not exceed 4.9% of the then issued and outstanding shares of common stock.

We agreed to liquidated damages and other damages for failure to effect the conversion or deliver the certificates. The conversion price will be subject to adjustment for subdivision or combination of the common stock at any time after June 29, 2006 as defined in the Purchase Agreement.

The Warrants may be exercised for an aggregate of up to 4,000,000 shares of common stock until June 29, 2013, at a price per share equal to $0.47 (the “Exercise Price”). The exercise price will be subject to adjustment for events and transactions as stated in the Warrant and the Debenture.

We also agreed to register for re-offer and re-sale by the Purchasers the common stock underlying the Notes and the Warrants. We further committed to file the registration statement (the “Registration Statement”) within 40 days of Closing Date (the “Filing Date”) and have it declared effective within 105 days of Closing Date (the “Effectiveness Date”) and if those time periods are not met, the Company will pay a liquidated damages amount equal to one and a half percent (the “LD Percentage”) of the amount invested by the Purchasers if the Registration Statement is not filed before the Filing Date and amount equal to the number of months (prorated for partial months) multiplied by the LD Percentage for the number of months elapsed after the Effectiveness Date until the effectiveness of the registration statement (collectively the “Payments”).

As security for the payment and performance of the Obligations, as defined in the Security Agreement, and the payment for the Notes, pursuant to the Security Agreement, the Intellectual Property Security Agreement, we granted to the Purchasers a security interest in all of Company’s right, title and interest in all the Company’s property, including but not limited to, equipment, assets, inventory, patents, trademarks and copyrights.

The Company agreed to sell the Notes and issue the common stock issuable on conversion and exercise of the Notes and Warrants, in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and/or Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the 1933 Act on a private placement basis, to domestic and foreign institutional, accredited investors.

Solar Synapse Research Project

On or about July 25, 2006, the Company launched the Solar Synapse Research Project, designed as a collaborative attempt to visualize and describe what the an efficient and effective smart energy grid might be look like. The Solar Synapse Research Project will flesh out the details and create a formula for interoperability among varied applications and portions of the national energy grid, and lobby for its national and universal acceptance as one giant leap forward to energy independence. The Company intends for the Solar Synapse Research Project to give builders and construction companies, regardless of their size, the ability to install bundled systems that can communicate with one another and create significant energy savings for homeowners, developers and government.

Director of Sales

On August 21, 2006, the Company announced that it appointed Ben Hanewinkel as Director of Sales for its Builder's Supply Division. Mr. Hanewinkel will manage the Company’s major accounts throughout the Midwest and be responsible for promoting the complete line of Solar Night Industries Builder's Supply Products.

Manufacturing and Distribution Agreement with Farmergy Inc. / Shareholders Agreement

Shareholders Agreement

In connection with the Supply Agreement (as defined below) and pursuant to the Shareholders Agreement (the “Shareholders Agreement”) entered into by and among the Company, Farmergy, Inc (“Farmergy”) and the shareholders signatory thereto (the Company, Farmergy and the shareholders shall collectively be referred to as the “Shareholders”) dated October 13, 2006, the Company acquired 20% of the issued and outstanding shares of Farmergy (the “Shares”) and all of the Shareholders agreed to restrict their ability to transfer or dispose of the Shares in any way, except as provided in the Shareholders Agreement. The parties further agreed to grant to each Shareholder the Right of First Refusal providing that any Shareholder wishing to dispose any of the Shares shall first present the remaining Shareholders with the right to purchase any of the Shares being offered at the agreed to offer price.

Farmergy is in the business of consulting and advising agricultural businesses with respect to conservation and generation of energy and selling products designed for both purposes directly to Agricultural Businesses. For purposes of the Supply Agreement and the Shareholders Agreement “Agricultural Business” shall mean any business or sole proprietorship that derives at least 20% of its revenue from the sale of agricultural products or that holds itself out to the public as a business or sole proprietorship that engages primarily in farming or ranching activities

Manufacturing and Distribution Agreement with Farmergy Inc.

On November 12, 2006 the Company entered into an Exclusive Supply and Sole Source Agreement (the “Supply Agreement”) with Farmergy. The Supply Agreement provides that the Company shall locate manufacturing partners, purchase, warehouse, and sell to Farmergy various types of Energy Products (as defined in the Supply Agreement”) used by Farmergy in connection with its business strategy of consulting and advising agricultural businesses. Furthermore, Farmergy agreed to exclusively purchase its required quantities of Energy Products from the Company and the Company agreed to exclusively sell any Energy Products solely to Farmergy, provided that the material terms of the Supply Agreement have been and continue to be fulfilled.

In consideration of the above terms, Farmergy agreed to pay to the Company its actual costs associated with purchase and delivery of any Energy Products (the “Base Cost”) plus an Additional Payment amount (as defined in the “Supply Agreement”) calculated based on the difference on the costs of the Energy Product and the Base Cost. The parties agreed that the term of the Supply Agreement shall continue until November 12, 2016 unless earlier terminated by the parties under the terms of the Supply Agreement (the “Term”). The parties further agreed that Farmergy shall have the option, in its sole discretion, to extend the Term for successive one year periods provided that said option is exercised no later than 60 days prior to the end of the Term or the applicable extension period. In addition, the parties agreed to standard warranties, representations, indemnifications and confidentiality terms.

Our principal executive offices are located at 4124 N. Broadway, Saint Louis, MO 63147. Our telephone number is (877) 826-1991. Our website is www.solarnightindustries.com

The Offering

Common stock outstanding before the offering	28,285,794 shares.
Common stock offered by selling stockholders
Up to 56,484,000 shares.

The maximum number of shares to be issued to the selling stockholders, 55,200,000 consisting of (i) up to 47,200,000 shares issuable upon conversion of (a) the callable secured convertible notes, and (b) the accrued interest due on the entire $1,000,000 of the principal amount of the callable secured convertible notes, and (ii) up to 8,000,000 shares issuable upon the exercise of warrants (pursuant to the Registration Rights Agreement requirements, we are required to register twice the amount of shares underlying the warrants and the convertible notes) represents 195% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 83,485,794 shares.
Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.
Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.
Pink Sheets Symbol	SLND.PK
Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 28,285,794 shares of common stock outstanding as of December 18, 2006 and assumes the subsequent conversion of our issued senior callable secured convertible notes and exercise of warrants by our selling stockholders.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s businesses, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

SOLAR IS A GROWING COMPANY AND HAS A LIMITED OPERATING HISTORY.

The Company was formed in 2004 under the laws of the State of Nevada. It subsequently acquired Solar Night Industries, Inc., a private Delaware corporation, through which it now primarily conducts its business operations. As such, it has a limited operating history upon which you can base an evaluation of its business and prospects. As a  growing company, there are substantial risks, uncertainties, expenses and difficulties Solar is subject to. You should consider an investment in Solar in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, Solar must do the following:

▪	Successfully execute its business strategy;
▪	Continue to develop its intellectual property, products and assets;
▪	Respond to competitive developments; and
▪	Attract, integrate, retain and motivate qualified personnel.

Solar may be unable to accomplish one or more of these objectives, which could cause its business to suffer. In addition, accomplishing one or more of these objectives might be very expensive, which could harm its financial results.

WE HAVE HAD LOSSES SINCE OUR INCEPTION. WE EXPECT LOSSES TO CONTINUE IN THE FUTURE AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

We have incurred net losses of $2,874,078 from inception to period ended June 30, 2006 and a net loss of $136,428 (unaudited) for the three months ended September 30, 2006. In addition, during these fiscal periods, we have generated a cash inflow (outflow) in the amount of $426,765 and $(301,663) (unaudited), respectively, in our total activities and had a net working capital of $48,777 at June 30, 2006 and a net working capital deficiency of $349,691 as of September 30, 2006 (unaudited) . We expect to continue to incur significant operating expenses as we maintain our current line of solar energy products and continue research and development toward new advanced solar energy technologies. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available, of which there can be no assurance, you may experience significant additional dilution.

WE CHANGED OUR FOCUS FROM BEING A NON-OPERATING COMPANY TO SOLAR ENERGY PRODUCTS, SOLUTIONS AND TECHNOLOGIES, WHICH WE MAY NOT BE SUCCESSFUL IN AND RESULT IN SIGNIFICANT LOSSES TO US.

During the fiscal period ending June 30, 2006, as a result of the acquisition of Solar Night, we changed the focus of our business from being a non-operating company to being a manufacturer and distributor of innovative solar energy products and solutions. We have limited capital to undertake the change, must shift the focus of our expenditures and may incur inventory write-offs. As a result, if we are unable to be successful in this new business, our earnings may decrease.

WE ARE A SMALL GROWING MANUFACTURER, LICENSOR, MARKETER, AND DISTRIBUTOR OF CLEAN ENERGY PRODUCTS, APPLICATIONS AND SOLAR AND ENERGY INDEPENDENCE PRODUCTS FOR CONSUMER, BUSINESS AND GOVERNMENT MARKETS THAT REPRESENTS LESS THAN 1% OF THE SOLAR INDUSTRY.

We are a small growing manufacturer, licensor, marketer, and distributor of clean energy products, applications and solar and energy independence products for consumer, business and government markets that represents less than 1% of the solar industry. Efforts to develop new and renewable energy sources that can compete with traditional energy sources without threatening the environment are fragmented and very competitive. The Company competes with a number of companies, both private and public, that are already active in the search for cost-effective applications of renewable energy sources, many of which are substantially larger and better funded than the Company with significantly longer histories of research and development. Examples of larger companies involved in the application of renewable energy sources include the Sharp Corporation, BP Solar, Shell Solar, and Kyocera Corporation, all of which have greater resources to devote to research, development, manufacturing and marketing than the Company. Examples of smaller companies involved in the same research and development activities include Daystar Technologies, Inc., Raycom, Inc. and Global Solar LLC. Therefore, the Company can offer no assurance that it will be successful in competing for commercial solutions or being able to develop proprietary products that can compete with the large development budgets of existing large companies.

OUR FAILURE TO RESPOND TO RAPID CHANGE IN THE MARKET FOR SOLAR AND ENERGY INDEPENDENCE PRODUCTS COULD CAUSE US TO LOSE REVENUE AND HARM OUR COMPETITIVE POSITION.

Our future success will depend significantly on our ability to develop, license, market and distribute new clean energy solutions and products that keep pace with technological developments and evolving industry standards in order to benefit our client most. Our delay or failure to develop or acquire technological improvements, adapt our products to technological changes or provide technology that appeals to our customers may cause us to lose customers and may prevent us from generating revenue which could ultimately cause us to cease operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED.

We believe that our available short-term assets, investment income and recently obtained funding will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year ending June 30, 2007. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of our technology and products.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

-- how and when we introduce new products and services and enhance our existing products and services;

-- our ability to attract and retain new customers and satisfy our customers' demands;

-- the timing and success of our brand-building and marketing campaigns;

-- our ability to establish and maintain strategic relationships;

-- our ability to attract, train and retain key personnel;

-- the emergence and success of new and existing competition;

-- varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

-- changes in the mix of products and services that we sell to our customers;

-- costs and effects related to the acquisition of businesses or technology and related integration; and

-- costs of litigation and intellectual property protection.

In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated November 29, 2006, our independent auditors stated that the accompanying consolidated financial statements were prepared assuming that the Company will continue as a going concern. However, we have incurred operating loss of $2,874,078 during the fiscal period from inception to June 30, 2006 and $136,428 (unaudited) for the three months ended September 30, 2006. In addition, during these respective periods, we have used cash of $302,414 and $301,663 (unaudited) in our operating activities. On June 29, 2006 we did secure $1,000,000 of additional financing, of which we have received $500,000 to date. While the proceeds of this financing will significantly aid our liquidity difficulties, the ability of us to sustain our operations for a reasonable period without further financing cannot be assured. Furthermore, while we expect to receive the balance of $500,000 of the recent financing, there can be no assurance that we will successfully receive the balance of the financing since our financier’s obligations to finance are dependent on, among other factors, us successfully becoming and continuing to be a reporting company under the Securities Exchange Act of 1934, as amended, and filing and having the SEC declaring this Registration Statement effective.

We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern uncertainty modification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT, WE SHALL SUBJECT TO COMPLIANCE WITH SECURITIES LAW, WHICH EXPOSES US TO POTENTIAL LIABILITIES, INCLUDING POTENTIAL RESCISSION RIGHTS.

We have periodically offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that every of our prior offerings were exempt from registration under any federal or state law. Instead, we have often relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

LOSS OF JASON LOYET, OUR CHIEF EXECUTIVE OFFICER OR ROBERT SHAMBRO, OUR CHIEF OPERATING OFFICER, COULD IMPAIR OUR ABILITY TO OPERATE.

If we lose our key employees, Jason Loyet or Robert Shambro, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified management personnel. We are highly dependent on our management, in particular, Jason Loyet, our Chief Executive Officer and Robert Shambro, who are critical to the development of our technologies and business. Mr. Loyet’s and Mr. Shambro’s employment agreement expires in September of 2008 and shall be automatically extended for successive 1 year periods at such expiration, unless terminated prior to that time as provided in Mr. Loyet’s and Mr. Shambro’s employment agreement. If Mr. Loyet or Mr. Shambro is terminated without cause prior to the expiration of their employment agreement, each one of them is entitled to receive twelve months of salary pursuant to their current contract as a termination payment. There can be no assurance that we will be successful in these negotiations. The loss of their services could have a material adverse effect on our operations. If we were to lose these individuals, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We have obtained key man life insurance for Mr. Loyet and Robert Shambro.

WE HAVE A FEW PROPRIETARY RIGHTS, THE LACK OF WHICH MAY MAKE IT EASIER FOR OUR COMPETITORS TO COMPETE AGAINST US.

We attempt to protect our limited proprietary property through copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies. Any inability to adequately protect our proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

THE COMPANY WILL NEED TO INCREASE THE SIZE OF ITS ORGANIZATION, AND MAY EXPERIENCE DIFFICULTIES IN MANAGING GROWTH.

We are a small company with minimal employees as of September 30, 2006. We hope to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

Risks relating to our current financing arrangement:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTES AND WARRANTS THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK AND CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

As of December 18, 2006, we had 28,285,794 shares of common stock issued and outstanding. In connection with the financing arrangement that we entered into on June 29, 2006, we have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 23,600,000 shares of common stock, including 3,600,000 shares for conversion of interest due on these debentures, at current market prices, including a 100% reserve required pursuant to the Registration Rights Agreement, subject to adjustment, and outstanding warrants or an obligation to issue warrants to purchase 4,000,000 shares of common stock, subject to adjustment, also including a 100% reserve required pursuant to the Registration Rights Agreement. In addition, pursuant to the Registration Rights Agreement requirements, we are required to register twice the amount of shares underlying the warrants, the convertible notes and the interest due on the entire principal amount of the convertible notes. Furthermore, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold, assuming that the selling shareholders waive their ownership restriction limiting their and their affiliates beneficial ownership to no more than 4.99% of the outstanding shares of our common stock. The sale of these shares may adversely affect the market price of our common stock.

The variable price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $1,000,000 principal amount in convertible notes, plus accrued interest at 6% per annum over three years, based on market prices assumed to be 25%, 50% and 75% below the closing bid price on December 18, 2006 of $0.18:

% BELOW MARKET	PRICE PER SHARE	WITH 50% DISCOUNT	NUMBER OF SHARES ISSUABLE	PERCENTAGE OF STOCK*
25%	$0.135	$0.0675	17,481,481	61.80%
50%	$0.090	$0.0450	26,222,222	92.70%
75%	$0.045	$0.0225	52,444,444	185.41%

* Based upon 28,285,794 shares of common stock outstanding as of December 18, 2006. The convertible notes contain provisions that limit the stock ownership of the holders of those notes to 4.99%. Nevertheless, the percentages set forth in the table reflect the percentage of shares that may be issued to the holders in the aggregate.

As illustrated, the number of shares of common stock issuable in connection with the conversion of the callable secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE LARGE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF THE CONVERTIBLE NOTES MAY RESULT IN A CHANGE OF CONTROL.

As there is no limit on the number of shares that may be issued under the convertible notes, these issuances may result in the purchasers of the notes controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our certificate of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

THE LOWER THE STOCK PRICE, THE GREATER THE NUMBER OF SHARES ISSUABLE UNDER THE CONVERTIBLE NOTES.

The number of shares issuable upon conversion of the callable secured convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

THE ISSUANCE OF OUR STOCK UPON CONVERSION OF THE CALLABLE SECURED CONVERTIBLE NOTES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The callable secured convertible notes have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the convertible notes will increase, which will materially dilute existing stockholders' equity and voting rights.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CALLABLE SECURED CONVERTIBLE NOTES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE NOTES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

On June 29, 2006, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,000,000 principal amount of callable secured convertible notes. The callable secured convertible notes are due and payable, with 6% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $500,000 secured convertible notes outstanding, the investors are obligated to purchase additional secured convertible notes in the amount of $500,000 upon the occurrence of certain events as set forth in the Securities Purchase Agreement. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

WE ARE OBLIGATED TO PAY LIQUIDATED DAMAGES SINCE WE HAVE FAILED TO FILE THIS REGISTRATION STATEMENT ON OR BEFORE AUGUST 8, 2006, AND IF WE ARE REQUIRED FOR ANY REASON TO PAY THE AMOUNT OF LIQUIDATED DAMAGES, THIS WILL EITHER RESULT IN DEPLETING OUR WORKING CAPITAL OR ISSUANCE OF SHARES OF COMMON STOCK WHICH WOULD CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS.

Pursuant to the terms of our Registration Rights Agreement entered into in connection with our Securities Purchase Agreement dated June 29, 2006, we did not file this registration statement registering the shares underlying the callable secured convertible notes and warrants on or before August 8, 2006, and thus, we are obligated to pay liquidated damages in the amount of 1.5% per month of the face amount of the issued and outstanding secured convertible notes outstanding, which equals $7,500 per month (or a prorate portion thereof). As of December 27, 2006, we would be required to pay $34,597 under the terms set forth above for failure to file this registration statement on or before August 8, 2006. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. The issuance of shares upon payment of liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

WE ARE OBLIGATED TO PAY LIQUIDATED DAMAGES SINCE WE HAVE FAILED TO HAVE THIS REGISTRATION STATEMENT DECLARED EFFECTIVE PRIOR TO OCTOBER 12, 2006, AND IF WE ARE REQUIRED FOR ANY REASON TO PAY THE AMOUNT OF LIQUIDATED DAMAGES, THIS WILL EITHER RESULT IN DEPLETING OUR WORKING CAPITAL OR ISSUANCE OF SHARES OF COMMON STOCK WHICH WOULD CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS.

Pursuant to the terms of our Registration Rights Agreement entered into in connection with our Securities Purchase Agreement dated June 29, 2006, we did not have a registration statement registering the shares underlying the callable secured convertible notes and warrants declared effective on or before October 12, 2006, and thus, we are obligated to pay liquidated damages in the amount of 1.5% per month of the face amount of the issued and outstanding secured convertible notes outstanding, which equals $7,500 until the registration statement is declared effective. As of December 12, 2006, we would be required to pay $15,000 under the terms set forth above for failure to have the registration statement declared effective on or before October 12, 2006. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. The issuance of shares upon payment of liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

UNDER THE TERMS OF THE CALLABLE SECURED CONVERTIBLE NOTES, WE ARE IN DEFAULT SINCE WE HAVE FAILED TO FILE THIS REGISTRATION STATEMENT ON OR BEFORE SEPTEMBER 27, 2006, AND IF THE HOLDERS OF THE MAJORITY OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES REQUIRE US TO PAY THE AMOUNT OF DEFAULT DAMAGES DUE, THIS WILL EITHER RESULT IN DEPLETING OUR WORKING CAPITAL OR CAUSE OUR BUSINESS TO FAIL IF WE ARE UNABLE TO REPAY THE AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING NOTES.

Pursuant to the terms of our senior secured convertible notes entered into in connection with our Securities Purchase Agreement dated June 29, 2006, we did not file this registration statement registering the shares underlying the callable secured convertible notes and warrants on or before September 27, 2006, and thus, upon delivery of a written notice of Default, we would be in default for failure to file said registration statement within the applicable period and would be obligated to repay the entire aggregate principal amount of the outstanding notes, or $500,000 and a corresponding default payment in the amount of $222,903 for an aggregate default payment of $722,903 (the “Default Payment”). We would be required to pay the Default Payment in cash immediately upon the delivery of the Default Notice. If we are required to make the Default Payment, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. The issuance of shares upon payment of liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Risks related to our common stock:

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO DISPOSE OF YOUR STOCK.

From April 26, 2005, to March 9, 2006 our common stock was quoted on the Pink Sheets under the symbol “TTNT.PK". Since March 10, 2006, our common stock has been quoted on the Pink Sheets under the symbol “SLND.PK”. There is a limited trading market for our common stock. For example, majority of the trading days in the month of January of 2006 saw no trading in our stock at all and approximately more than one-third of the trading days during June of 2006 saw trading in our stock of less than 20,000 shares. During that same period, the largest number of shares traded in one day was 468,338. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO DISPOSE OF YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Since we acquired Solar Night on January 27, 2006 and through the period ended December 29, 2006, the market price for our common stock has ranged from $0.10 to $2.00. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

UPON SUCH TIME AS THE COMPANY’S STOCK IS ACTIVELY TRADED, IF THE COMPANY FAILS TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, THE PRICE OF THE COMPANY’S COMMON STOCK MAY BE ADVERSELY AFFECTED.

Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• that a broker or dealer approve a person's account for transactions in penny stocks; and
• the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

• obtain financial information and investment experience objectives of the person; and
• make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks •f transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and
• that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE HAVE NOT PAID CASH DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY CASH DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR STOCK.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of cash dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the 4,000,000 warrants owned by the selling stockholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. None of the selling stockholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Stockholder	Total Shares Held Including Shares Issuable Upon Full Conversion and/or exercise (3)	Total Percentage of Outstanding Shares Assuming Full Conversion and/or exercise (3)	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After Offering (4)
GROUP A (5)
AJW Offshore, Ltd. (i) (7)	16,836,000	35.32%	33,672,000 ** (3) (6) (12)	1,416,446	4.99% (3)	--	--
AJW Qualified Partners, LLC (i) (8)	7,700,400	20.70%	15,400,800 ** (3) (6) (12)	1,416,446	4.99% (3)	--	--
AJW Partners, LLC (i) (9)	2,704,800	8.59%	5,409,600 ** (3) (6) (12)	1,416,446	4.99% (3)	--	--
New Millenium Capital Partners II, LLC (i) (10)	358,800	1.25%	717,600 ** (3) (12)	358,000	* (3)	--	--

Group B
Shane Langdon (11)	20,000	*	20,000	20,000	*	--	--
Bryan Macpherson (11)	20,000	*	20,000	20,000	*	--	--
James Skalko (11)	400,000	*	400,000	400,000	*	--	--
Nicholas L. Loftis (11)	40,000	*	40,000	40,000	*	--	--
Wilfred Brandon Chang (11)	40,000	*	40,000	40,000	*	--	--
Kareem Suwaity (11)	200,000	*	200,000	200,000	*	--	--
Arthur James	32,000	*	32,000	32,000	*	--	--
Darrin M. Ocasio (11)	500,000	1.76%	500,000	500,000	1.76%	--	--

* Less than one percent.
** Number of shares includes shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible debentures and exercise of warrants.

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible notes is subject to adjustment. The percentage of shares owned by each selling stockholder is based on 28,285,794 shares issued and outstanding as of December 18, 2006.

(3) Number of shares includes shares issuable as interest payments due under the convertible notes assuming that the convertible notes are not converted and remain outstanding for the entire three-year term. In addition, it includes additional shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible notes and exercise of warrants. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to each conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply by two the number of shares issuable upon conversion of the convertible notes and upon exercise of the warrants. However, Group A selling stockholders that participated in the June 2006 financing have contractually agreed to restrict their ability to convert their convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Assumes that all securities registered will be sold.

(5) Number of shares includes (i) shares issuable upon conversion of the convertible notes for each selling stockholder, assuming a conversion price of $0.05, equal to 50% of the average of the lowest three (3) Trading Prices (as defined in the Registration Rights Agreement) for the Common Stock during the twenty (20) Trading Day period ending one Trading Day prior to the Conversion Date (as defined in the Registration Rights Agreement), (ii) shares resulting from the conversion of the accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, and (iii) shares issuable upon exercise of the warrants issued to each selling stockholder. (Solely for purposes of filing this registration statement, the $0.05 conversion price was based on calculating the lowest 3 Trading Prices during the 20 Trading Day period from December 5, 2006 to January 4, 2007).

(6) Assumes waiver by each selling stockholder of the provision that limits the number of shares to be held by it to 4.99%.

(i) These selling stockholders are affiliates of each other by reason of common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control, through Messrs. Ribotsky and Groveman, over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by New Millennium Capital Partners II, LLC. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers

(7) Shares being registered represent (i) 12,200,000 shares issuable upon the exercise of the callable convertible notes issued in June 2006, (ii) 2,196,000 resulting from the conversion of the accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, of the callable convertible notes issued in June 2006, and (iii) 2,440,000 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.47 per share.

(8) Shares being registered represent (i) 5,580,000 shares issuable upon the exercise of the callable convertible notes issued in June 2006, (ii) 1,000,400 resulting from the conversion of the accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, of the callable convertible notes issued in June 2006, and (iii) 1,116,000 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.47 per share.

(9) Shares being registered represent (i) 1,960,000 shares issuable upon the exercise of the callable convertible notes issued in June 2006, (ii) 352,800 resulting from the conversion of the accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, of the callable convertible notes issued in June 2006, and (iii) 392,000 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.47 per share.

(10) Shares being registered represent (i) 260,000 shares issuable upon the exercise of the callable convertible notes issued in June 2006, (ii) 46,800 resulting from the conversion of the accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, of the callable convertible notes issued in June 2006, and (iii) 52,000 shares issuable upon the exercise of the Common Stock Purchase Warrants exercisable at $0.47 per share.

(11) Shares being registered solely represent shares of common stock issued by the Company to each respective shareholder. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers

(12) Pursuant to the Registration Rights Agreement requirements, we are required to register twice the amount of shares underlying the Warrants, the callable secured convertible notes and accrued interest due on the callable secured convertible notes.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

Group A

On June 29, 2006 (the “Closing Date”), we entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the “Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement $1,000,000 in aggregate principal amount of callable secured convertible notes (“Notes”) and warrants to purchase common stock (the “Warrants”). Pursuant to the Purchase Agreement the Purchasers purchased from the Company $500,000 in aggregate principal amount of Notes on the Closing Date, and have committed to purchase from the Company $200,000 and $300,000 in aggregate principal amount of Notes on the Filing Date and Effective Date, respectively, as defined in the Registration Rights Agreement. The Company intends to use the net proceeds for general corporate and working capital purposes.

The Notes are due June 29, 2009, and are subject to the interest rate of 6% (the “Interest”). Interest shall commence accruing on the Closing Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable quarterly provided that no interest shall be due and payable for any month in which the Trading Price (as such term is defined in the Notes) is greater than $.60 for each Trading Day (as such term is defined in the Notes) of the month.

The principal amounts of the Notes may be converted into shares of common stock at any time by any of the Purchasers at a Variable Conversion Price equal to the Applicable Percentage multiplied by the Market Price of the common stock prior to the conversion. Applicable Percentage shall mean 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that the Registration Statement (as defined in the Registration Rights Agreement) is filed on or before the Filing Date (as defined below) and (ii) 60% in the event that the Registration Statement (as defined below) becomes effective on or before the Effectiveness Deadline (as defined below). Market Price means the average of the lowest three (3) Trading Prices, as defined in the Registration Rights Agreement, of the common stock during the twenty (20) Trading Day (as defined in the Registration Rights Agreement) period ending one Trading Day prior to the Conversion Date (as defined in the Note). The number of shares of common stock issuable upon conversion of the Notes is subject to adjustment, depending on the market price of our common stock. To the extent that the price of our common stock decreases, we will be required to issue additional shares upon conversion.

The Purchasers have agreed that they will limit all of their conversions to no more than the greater of (1) $50,000 per calendar month; or (2) the average daily dollar volume calculated during the ten (10) business days prior to a conversion, per conversion. In addition, the Purchasers have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion of the Debentures does not exceed 4.99% or exercise of the Warrants does not exceed 4.9% of the then issued and outstanding shares of common stock.

We agreed to liquidated damages and other damages for failure to effect the conversion or deliver the certificates. The conversion price will be subject to adjustment for subdivision or combination of the common stock at any time after June 29, 2006 as defined in the Purchase Agreement.

The Warrants may be exercised for an aggregate of up to 4,000,000 shares of common stock until June 29, 2013, at $0.47 per share (the “Exercise Price”). The exercise price will be subject to adjustment for events and transactions as stated in the Warrant and the Debenture.

We also agreed to register for re-offer and re-sale by the Purchasers the common stock underlying the Notes and the Warrants. We further committed to file the registration statement (the “Registration Statement”) within 40 days of Closing Date (the “Filing Date”) and have it declared effective within 105 days of Closing Date (the “Effectiveness Date”) and if those time periods are not met, the Company will pay a liquidated damages amount equal to one and a half percent (the “LD Percentage”) of the amount invested by the Purchasers if the Registration Statement is not filed before the Filing Date and amount equal to the number of months (prorated for partial months) multiplied by the LD Percentage for the number of months elapsed after the Effectiveness Date until the effectiveness of the registration statement (collectively the “Payments”).

As security for the payment and performance of the Obligations, as defined in the Security Agreement, and the payment for the Notes, pursuant to the Security Agreement, the Intellectual Property Security Agreement, we granted to the Purchasers a security interest in all of Company’s right, title and interest in all the Company’s property, including but not limited to, equipment, assets, inventory, patents, trademarks and copyrights.

The Company agreed to sell the Notes and issue the common stock issuable on conversion and exercise of the Notes and Warrants, in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act on a private placement basis, to domestic and foreign institutional, accredited investors.

Group B

In March of 2006, the Company completed a private offering of its securities in which 784,000 (392,000 pre 2-for-1 forward split) shares of its Common Stock were issued to 7 investors at a price of $0.25 per share for total proceeds of $105,968.

Furthermore, 500,000 shares of Common Stock were issued to Darrin M. Ocasio as a performance bonus for services rendered to the Company.

The Company sold these shares of common stock in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act on a private placement basis, to domestic and foreign institutional, accredited investors.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of approximately April 26, 2005, in connection with the Company’s acquisition of Triton Technologies, Inc., and the change of the Company’s name to Triton Technologies, Inc., the Company’s common stock commenced being quoted on the Pink Sheets under the symbol “TTNT.PK" On March 10, 2006, in connection with the change of the Company’s name to Solar Night Industries, Inc., its common stock commenced being quoted on the Pink Sheets under the symbol "SLND.PK".

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2005		Fiscal 2006
Fiscal Quarter	High	Low	High	Low
First Quarter Ended September 30	--	--	$13.00	$2.50
Second Quarter Ended December 31	--	--	$4.00	$1.25
Third Quarter Ended March 31	--	--	$2.00	$0.18
Fourth Quarter Ended June 30	$58.00	$4.00	$0.73	$0.22

	Fiscal 2007
Fiscal Quarter	High	Low
First Quarter Ended September 30	$0.45	$0.22
Second Quarter December 31	$0.37	$0.10
Third Quarter Ended March 31	--	--
Fourth Quarter Ended June 30	--	--

Holders

As of December 31, 2006, our shares of common stock were held by approximately 65 stockholders of record.  In many instances, a record stockholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares. The transfer agent of our common stock is First American Stock Transfer, Inc., with an address of 706 East Bell Road, Suite 202, Phoenix, AZ 85022.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

DESCRIPTION OF BUSINESS

OVERVIEW

Solar, conducts its operations solely via its wholly owned subsidiary Solar Night Industries, Inc. Solar Night is a global manufacturer and distributor of innovative solar and clean energy products and services. Solar believes that its Solar Night subsidiary has positioned itself to capture a growing market share in the energy independence market and will leveraging its marketing, distribution, and manufacturing strengths, it hopes to become a leader in this emerging industry.

In January of 2006 we completed the acquisition of Solar Night (the “Acquisition” and "Solar Night" respectively), a private company formed under the laws of the State of Delaware, pursuant to a certain Share Exchange and Acquisition Agreement (the "Agreement") entered into on January 26, 2006. Pursuant to the Agreement, we acquired all of the outstanding equity stock of Solar Night from Solar Night’s shareholders. As consideration for the acquisition of the shares of Solar Night, we issued an aggregate of 11,856,688 shares of common stock, $0.001 par value (the “Common Stock”), of the Company to the shareholders of Solar Night. As a result of the Acquisition, we changed our name to Solar Night Industries, Inc and Solar Night Industries, Inc. became our wholly-owned subsidiary. The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Upon completion of the Acquisition, Jason Loyet was appointed as Chief Executive Officer and director of the Company and Robert Shambro was appointed as Chief Operating Officer, Chief Financial Officer and director of the Company. Following such appointments, in approximately January of 2006, Christopher Zanardi resigned as the sole officer and director of the Company and said resignation was accepted by the newly appointed directors. For a complete description of the backgrounds of our current management, see “Directors and Executive Officers, Promoters and Control Persons.”

On January 31, 2006, the Company filed a Certificate of Amendment with the Secretary of State of the State of Nevada, amending its Articles of Incorporation changing its name (the “Name Change”) from “Triton Technologies, Inc.” to “Solar Night Industries, Inc.” The Name Change was effective as of approximately February 20, 2006 and as a result, its quotation symbol changed from “TTNT.PK” to “SLND.PK”.

We believe that Solar Night has positioned itself to adopt what it believes to be “Best in Class” products that are in the Company’s view ready for market acceptance. Solar believes the time is right to introduce innovative technologies that have spent years in the lab and are ready for market introduction. Solar does not see any one existing technology as the leader in this field, but a collection of emerging technologies that will lead to an age of energy independence. Among the products that Solar Night currently markets include: solar panels, solar air conditioners, solar power generators for emergency blackouts and disaster survival, a wide array of outdoor lighting needs, and full energy collection and storage packages that meet builders and architects needs. As the array of new technology and solar manufactures continue to grow, Solar Night’s product catalog and custom service offerings will continue to expand.

DESCRIPTION OF TRITON’S BUSINESS

Organizational History

The Company was incorporated under the name Bernard Haldane Associates, Inc. (“Haldane”) in the state of Nevada for the purposes of providing career and job counseling services to professionals employed in various industries. In 2004, Haldane disposed of its wholly-owned subsidiary Bernard Haldane Associates, Inc., a privately owned Nevada corporation.

On March 28, 2005, Haldane entered into an Acquisition Agreement and Plan of Merger, dated March 23, 2005, (the “Haldane Agreement”) with Triton Technologies, Inc., a privately owned Florida corporation (“Triton”) and certain Shareholders who owned all of the outstanding shares of Triton (the “Shareholders”). Pursuant to the Haldane Agreement, Haldane acquired all of the issued and outstanding shares of common stock of Triton in exchange for 28,500,000 shares of Common Stock of Haldane (the “Haldane Acquisition”), such that the former shareholders of Triton would own a controlling majority of Haldane. At the closing of the Haldane Acquisition, 30,000,000 shares of Common Stock of the Company were issued and outstanding. As a result of the Haldane Acquisition, Triton became a wholly-owned subsidiary of the Company.

Subsequent to the Haldane Acquisition, on approximately March 10, 2005, the Company effected a 1-for-100 reverse stock split of all of its issued and outstanding common stock.

In December of 2005, Triton disposed of its Triton Technologies, Inc. wholly-owned subsidiary, a privately owned Florida corporation, in order to dispose off all of the Company’s assets and operations (the “Triton Disposition”).

Subsequent to the Triton Disposition, on approximately December 23, 2005, the Company effected a 1-for-200 reverse stock split of all of its issued and outstanding common stock.

On January 27, 2006, the Company entered into a Share Exchange and Acquisition Agreement (the “Agreement”) with Solar Night Industries, Inc., a privately owned Delaware corporation (“Solar Night”), Phoenix Capital Opportunity Fund, LP and certain shareholders (the “Shareholders”) who owned majority of the issued and outstanding shares of the Company (the “Acquisition”). Pursuant to the Agreement, the Company acquired all of the equity stock of Solar Night on a one-for-one basis in exchange for 11,856,688 shares of Common Stock of the Company that were issued to said former shareholders of Solar Night, such that the former shareholders of Solar Night would own a controlling majority of the Company. Furthermore, pursuant to the terms of the Agreement, 197,000 shares of Common Stock of the Company were to be subsequently canceled.

On March 10, 2006, the Company announced that in connection with the Acquisition, the Company changed its name from Triton Technologies, Inc. to Solar Night Industries, Inc. In addition, on May 8, 2006, the Company completed a forward stock split of 2 shares of common stock for every 1 share of common stock outstanding. Prior to the forward split, the Company had  13,892,897 shares of common stock issued and outstanding. After the forward split, the Company had  27,785,794 shares of common stock issued and outstanding.

In addition, in March of 2006, the Company completed a private offering of its securities in which 784,000 shares of its common stock were issued to 7 investors at a price of $0.25 per share for total proceeds of $105,968. The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

DESCRIPTION OF SOLAR NIGHT INDUSTRIES INC.’S BUSINESS

Organizational History

Solar Night was incorporated as a private corporation under the laws of the State of Delaware on September 16, 2005. As a result of the Acquisition, Solar Night was acquired by Triton, a public corporation, and became its wholly-owned subsidiary. Trion subsequently changed its name to Solar Night Industries, Inc.

Summary of Solar’s Business

Solar Night based in St. Louis, Missouri (USA), is a growing global manufacturer and distributor of innovative solar energy products. The Company was founded by technology, manufacturing, and sales executives with extensive industry experience and proven track records of success. The Company has operations in St. Louis, Missouri and Sarasota, Florida, with affiliate offices in Mainland China. The Company is developing products for consumer, business, and government markets.

Solar currently has one wholly-owned subsidiary through which it conducts its operations, Solar Night Industries, Inc., a Delaware corporation, and one minority owned subsidiary, Farmergy, Inc., of which it owns 20%. Solar’s head office is located at: 4124 N. Broadway, St. Louis, Missouri 63147.

As used from here on out in this prospectus, the terms “Solar”, “Company”, “we,” “us,” or “our” refer to Solar Night Industries Inc.

Solar was founded in 2005 by technology, manufacturing and sales executives with extensive industry experience and proven track records of success to capitalize on the experience and contacts of its founder Directors. Solar’s objective is to become an industry-leading global manufacturer and distributor of innovative solar and energy independence products for consumer, business and government markets. Solar’s management envisions that the Company’s growth in the 2007 fiscal year will come from improvements in its expanding Partnership Strategic Business Unit (“SBU”) and via an exclusive manufacturing and distribution agreement with privately held start-up, Farmergy Inc., a clean energy solutions provider focused on the Agriculture Industry. In addition, Solar will continue to focus on development of state of the art training and certification within the solar installation segment, previously a limiting growth factor.

Recent Developments

June 2006 Financing

On June 29, 2006 (the “Closing Date”), we entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the “Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement $1,000,000 in aggregate principal amount of callable secured convertible notes (“Notes”) and warrants to purchase common stock (the “Warrants”). Pursuant to the Purchase Agreement the Purchasers purchased from the Company $500,000 in aggregate principal amount of Notes on the Closing Date, and have committed to purchase from the Company $200,000 and $300,000 in aggregate principal amount of Notes on the Filing Date and Effective Date, respectively, as defined in the Registration Rights Agreement. The Company intends to use the net proceeds for general corporate and working capital purposes.

The Notes are due June 29, 2009, and are subject to the interest rate of 6% (the “Interest”). Interest shall commence accruing on the Closing Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable quarterly provided that no interest shall be due and payable for any month in which the Trading Price (as such term is defined in the Notes) is greater than $.60 for each Trading Day (as such term is defined in the Notes) of the month.

The principal amounts of the Notes may be converted into shares of common stock at any time by any of the Purchasers at a Variable Conversion Price equal to the Applicable Percentage multiplied by the Market Price of the common stock prior to the conversion. Applicable Percentage shall mean 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that the Registration Statement (as defined in the Registration Rights Agreement) is filed on or before the Filing Date (as defined below) and (ii) 60% in the event that the Registration Statement (as defined below) becomes effective on or before the Effectiveness Deadline (as defined below). Market Price means the average of the lowest three (3) Trading Prices, as defined in the Registration Rights Agreement, of the common stock during the twenty (20) Trading Day (as defined in the Registration Rights Agreement) period ending one Trading Day prior to the Conversion Date (as defined in the Note). The number of shares of common stock issuable upon conversion of the Notes is subject to adjustment, depending on the market price of our common stock. To the extent that the price of our common stock decreases, we will be required to issue additional shares upon conversion.

The Purchasers have agreed that they will limit all of their conversions to no more than the greater of (1) $50,000 per calendar month; or (2) the average daily dollar volume calculated during the ten (10) business days prior to a conversion, per conversion. In addition, the Purchasers have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion of the Debentures does not exceed 4.99% or exercise of the Warrants does not exceed 4.9% of the then issued and outstanding shares of common stock.

We agreed to liquidated damages and other damages for failure to effect the conversion or deliver the certificates. The conversion price will be subject to adjustment for subdivision or combination of the common stock at any time after June 29, 2006 as defined in the Purchase Agreement.

The Warrants may be exercised for an aggregate of up to 4,000,000 shares of common stock until June 29, 2013, at a price per share equal to $0.47 (the “Exercise Price”). The exercise price will be subject to adjustment for events and transactions as stated in the Warrant and the Debenture.

We also agreed to register for re-offer and re-sale by the Purchasers the common stock underlying the Notes and the Warrants. We further committed to file the registration statement (the “Registration Statement”) within 40 days of Closing Date (the “Filing Date”) and have it declared effective within 105 days of Closing Date (the “Effectiveness Date”) and if those time periods are not met, the Company will pay a liquidated damages amount equal to one and a half percent (the “LD Percentage”) of the amount invested by the Purchasers if the Registration Statement is not filed before the Filing Date and amount equal to the number of months (prorated for partial months) multiplied by the LD Percentage for the number of months elapsed after the Effectiveness Date until the effectiveness of the registration statement (collectively the “Payments”).

As security for the payment and performance of the Obligations, as defined in the Security Agreement, and the payment for the Notes, pursuant to the Security Agreement, the Intellectual Property Security Agreement, we granted to the Purchasers a security interest in all of Company’s right, title and interest in all the Company’s property, including but not limited to, equipment, assets, inventory, patents, trademarks and copyrights.

The Company agreed to sell the Notes and issue the common stock issuable on conversion and exercise of the Notes and Warrants, in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and/or Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the 1933 Act on a private placement basis, to domestic and foreign institutional, accredited investors.

Solar Synapse Research Project

On or about July 25, 2006, the Company launched the Solar Synapse Research Project, designed as a collaborative attempt to visualize and describe what the an efficient and effective smart energy grid might be look like. The Solar Synapse Research Project will flesh out the details and create a formula for interoperability among varied applications and portions of the national energy grid, and lobby for its national and universal acceptance as one giant leap forward to energy independence. The Company intends for the Solar Synapse Research Project to give builders and construction companies, regardless of their size, the ability to install bundled systems that can communicate with one another and create significant energy savings for homeowners, developers and government.

Director of Sales

On August 21, 2006, the Company announced that it appointed Ben Hanewinkel as Director of Sales for its Builder's Supply Division. Mr. Hanewinkel will manage the Company’s major accounts throughout the Midwest and be responsible for promoting the complete line of Solar Night Industries Builder's Supply Products.

Manufacturing and Distribution Agreement with Farmergy Inc. / Shareholders Agreement

Shareholders Agreement

In connection with the Supply Agreement (as defined below) and pursuant to the Shareholders Agreement (the “Shareholders Agreement”) entered into by and among the Company, Farmergy, Inc (“Farmergy”) and the shareholders signatory thereto (the Company, Farmergy and the shareholders shall collectively be referred to as the “Shareholders”) dated October 13, 2006, the Company acquired 20% of the issued and outstanding shares of Farmergy (the “Shares”) and all of the Shareholders agreed to restrict their ability to transfer or dispose of the Shares in any way, except as provided in the Shareholders Agreement. The parties further agreed to grant to each Shareholder the Right of First Refusal providing that any Shareholder wishing to dispose any of the Shares shall first present the remaining Shareholders with the right to purchase any of the Shares being offered at the agreed to offer price.

Farmergy is in the business of consulting and advising agricultural businesses with respect to conservation and generation of energy and selling products designed for both purposes directly to Agricultural Businesses. For purposes of the Supply Agreement and the Shareholders Agreement “Agricultural Business” shall mean any business or sole proprietorship that derives at least 20% of its revenue from the sale of agricultural products or that holds itself out to the public as a business or sole proprietorship that engages primarily in farming or ranching activities

Manufacturing and Distribution Agreement with Farmergy Inc.

On November 12, 2006 the Company entered into an Exclusive Supply and Sole Source Agreement (the “Supply Agreement”) with Farmergy. The Supply Agreement provides that the Company shall locate manufacturing partners, purchase, warehouse, and sell to Farmergy various types of Energy Products (as defined in the Supply Agreement”) used by Farmergy in connection with its business strategy of consulting and advising agricultural businesses. Furthermore, Farmergy agreed to exclusively purchase its required quantities of Energy Products from the Company and the Company agreed to exclusively sell any Energy Products solely to Farmergy, provided that the material terms of the Supply Agreement have been and continue to be fulfilled.

In consideration of the above terms, Farmergy agreed to pay to the Company its actual costs associated with purchase and delivery of any Energy Products (the “Base Cost”) plus an Additional Payment amount (as defined in the “Supply Agreement”) calculated based on the difference on the costs of the Energy Product and the Base Cost. The parties agreed that the term of the Supply Agreement shall continue until November 12, 2016 unless earlier terminated by the parties under the terms of the Supply Agreement (the “Term”). The parties further agreed that Farmergy shall have the option, in its sole discretion, to extend the Term for successive one year periods provided that said option is exercised no later than 60 days prior to the end of the Term or the applicable extension period. In addition, the parties agreed to standard warranties, representations, indemnifications and confidentiality terms.

Solar’s Strategy

Solar is the combined LL Bean and Home Depot of the solar energy market. Consumers can purchase products for their individual home or office, and builders can purchase products for the homes being built on job sites. Solar distributes its product offerings through its Solar Night Catalogue and on-line at www.SolarNightStore.com, with both of which management hopes to set the standard in a fragmented industry which it believes is ripe for standardization. The Solar Builder’s Supply Catalog offers Green Builders, Electrical Contractors, Architects and Solar Installers a unique set of solar energy packages for home and commercial use. The printed catalog provides contractors, builders, architects, and homeowners with a turnkey solution to the often arduous task of determining which solar panels and supporting applications are necessary to provide a building with a complete solar power solution.

The Company’s business model is to marry the best research and technology products in solar energy science with consumers who will want to purchase products and devices that create better and more cost effective living through alternative energy.

Significant research in the solar energy industry is being done in the United States and worldwide. Management believes that this research and innovation has not been properly marketed or successfully commercialized. Solar hopes to continue to add best in class products to its product portfolio and facilitate this emerging marketplace by bringing innovative solar products to market that already exist but have not been marketed properly. Furthermore, Solar intends to continue to sign exclusive licensing and distribution agreements with inventors to introduce solar energy products to the world market.

With several products already brought to market, having a signed distribution agreement with a major outdoor lighting company in the United States, development of the Solar Night Synapse™, manufacturing and product development experience in mainland China, Solar feels that it is growing a solid track record and it hopes to become a leading worldwide company in the solar industry.

The following are the major components of Solar’s business model:

•	securing relationships and agreements with inventors and manufacturing partners throughout the world
•	Creating and identifying new and innovative solar products for the consumer, business, and government markets.
•	Signing exclusive licensing agreements for new products.
•	Rapidly optimizing and bringing to market many innovative solar products
•	Continuing to form relationships with inventors, scientists and researchers in the solar field
•	Empowering inventors, scientists, researchers and designers with its skills at manufacturing, marketing, distribution and sales
•	Continuing to develop relationships with Channel and Affiliate Partners and signing additional distribution agreements
•	Developing strategic relationships
•	Implementing its marketing strategy
•	Strengthening its distribution systems
•	Developing the financial model needed to execute its business plan efficiently, economically and profitably

Industry Overview

Solar energy has emerged as one of the most rapidly growing renewable energy sources primarily due to multiple advantages it offers over other renewable energy sources, including negligible impact on the environment, no fuel price or delivery risk, point-of-use power generation, price competitiveness with peak retail electric rates, maximum generation during peak energy demand periods, modularity and reliability. The Company believes that the market for solar photovoltaics, as measured by worldwide shipments of solar power systems, has grown at an appreciative growth rate. The Company further believes that the larger solar thermal and wind market have also been substantially growing in Europe and Asia where the markets appear to be more established.

The Company believes that the demand for solar energy has been growing at a substantial rate over the last decade and a half, whereas hydrocarbon energy demand typically grows at a much lesser rate. Photovoltaic energy prices had actually declined by an average of 4% per year over this same duration, in an era when hydrocarbon energy prices were setting records for their steep gains. The Company further believes that there is a significant amount of free energy available through the various geographic locations in the world; for example, the sunny side of the globe receives more solar energy in an hour than the entire human race uses in a year. Furthermore, the means for harvesting this energy from the center of the Solar System has been too expensive. However, the diminishing reservoirs of fossil fuels and their ominous geopolitical consequences have spurred most of the recyclable energy efforts. Finite energy resources and a steadily-rising cost per barrel of oil ensure the future extension of these efforts.

There is currently a limit on the variety of solar products available to the alternative energy marketplace. The price of solar technology has been high and has effectively driven up by the costs of manufacturing solar technology and the increasing global demand. This results in higher costs for retailers and commercial companies to buy and distribute useful applications. Inefficiencies also exist in the product distribution system. This limits choice and innovation, and it increases costs. The Company believes that there currently are no true leaders in the solar manufacturing and distribution markets. The Company hopes to continue to secure relationships and agreements with inventors and manufacturing partners throughout the world and to create and identify new and innovative solar products for the consumer, business, and government markets. Furthermore, Solar hopes to continue to form relationships with inventors, scientists and researchers in the solar field, and it will sign exclusive licensing agreements for new products by empower inventors, scientists, researchers and designers who team with the Company’s skills at manufacturing, marketing, distribution and sales.

Furthermore, management believes that the size, cost, and investment in agricultural energy are substantial. In the U.S., energy related expenses have been increasing over the last two years and have further accounted for a larger portion of total cash farm expenses. Farmers are looking for reliable and less volatile sources of energy. Service providers who can analyze and meet farmer’s energy needs and save farmers time and money will succeed in an increasingly complex and fragmented energy industry. Providers who can bring the added value of “clean energy” and all the related government funding and incentives will have a competitive edge.

Solar is among 41 companies that are specializing in the expanding alternative energy field included in the Ludlow Energy SmallCap Index. The Ludlow Energy SmallCap Index is a basket of US traded small cap alternative energy stocks. The Index provides both institutional and individual investors a gauge for tracking the day-to-day performance of small cap alternative energy stocks. The index is designed for investors who have a long-term outlook on the renewable and alternative energy market. The Ludlow Energy SmallCap Index is owned and operated by Ludlow Energy Fund, Inc. of New York.

Competition

Solar is a small developmental stage manufacturer and distributor of solar and energy independence products for consumer, business and government markets. Solar will compete with efforts of other emerging global companies that are developing new renewable energy products that can compete with traditional energy sources without threatening the environment. The Company competes with a number of companies, both private and public, that are already active in the distribution of cost-effective applications of renewable energy sources, many of which are substantially larger and better funded than the Company with significantly longer histories of research and development. Examples of larger companies involved in the application of renewable energy sources include the Sharp Corporation, BP Solar, Shell Solar, and  Kyocera Corporation, all of which have greater resources to devote to research, development, manufacturing and marketing than the Company. Examples of smaller companies involved in the same research and development activities include Daystar Technologies, Inc., Raycom, Inc. and Global Solar LLC. Therefore, the Company can offer no assurance that it will be successful in competing for distribution rights of commercial solutions or being able to develop proprietary products that can compete with the large development budgets of existing large companies.

The Company anticipates that projects currently under development can, with future research and development, respond successfully to these considerations. The Company believes that it has certain distinctive competitive advantages over all or many of its competitors which include the breadth of its approach to applying renewable resources being not limited to one technology, the academic, technical and professional proficiency of its chief project managers, environmental integrity and the willingness of project managers to consider joint venture relationships with third parties to maximize resources in research and development. The Company further believes that all of these factors in combination with the dedication of the Company’s personnel have enabled it to remain competitive in the search for the efficient application of renewable energy sources despite critical short falls in research and development funding.

Business Partners

Solar’s business plan includes attracting the necessary partners to build a supply chain and sales distribution model. The following is a summary of our partners:

1.
Architects and Builders - Solar provides the commercial and industrial marketplace with innovative new products to introduce through their distribution channel. By selling Solar’s products, Solar hopes that builders and architects can increase margins, expand their audience to new demographics and increase the reach of their available “GREEN” products with Solar Night’s portfolio of products.

2.	Solar Installers - Solar is building a Certified Installer Network that will aid our installation partners with training, sales leads, and add innovative new products to their offering.

3.
Inventors and Manufacturers - Solar provides warehousing, distribution, and marketing services to inventors and manufacturers seeking to bring product to market efficiently. Solar hopes that inventors and manufacturers can realize revenue opportunities and leverage manufacturing practices through Solar. Solar collects 20-30% margin on marketing and sales.

4.
Original Equipment Manufacturers - Solar is working with OEMs and Private Labeling businesses to build and manufacture state-of-the-art solar products based on private labeling standards. Solar has signed an exclusive distribution for all Lawn and Garden products with Intermatic (Malibu Lighting) and has currently entered a contract to manufacture for Walmart Canada (March 2006).

Customers

Solar sells its industrial clean energy products directly to the architect and builder industry. Solar targets builders through various direct marketing methods including its Solar Builder’s Supply Print Catalog and the SolarNightStore.com online catalog. Each is promoted through tradeshows, search engine marketing and advertising in trade publications. Solar has hired three regional Senior Sales Managers that each target builders direct with Solar product packages and solutions. The Company has joined various “Green Building Associations including: the Home Builder’s Association, the National Green Builders Council, and the American Solar Energy Society.

Solar is working with traditional and upstart manufacturers to expand their existing product lines with solar integration. Solar leverages its manufacturing and sourcing experience to accelerate the development and design of customized OEM development.

Governmental Regulation

The Company’s operations are subject to a variety of national, federal, state and local laws, rules and regulations relating to, among other things, worker safety and the use, storage, discharge and disposal of environmentally sensitive materials. However, each one of the Company’s projects has been designed to produce environmentally friendly “green” products for which there are no specific environmental regulations.

The Company believes that it is in full compliance with the Resource Conservation Recovery Act (“RCRA”), the key legislation dealing with hazardous waste generation, management and disposal. Nonetheless, under some of the laws regulating the use, storage, discharge and disposal of environmentally sensitive materials, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Laws of this nature often impose liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of hazardous or toxic substances.

The Company believes that it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, the Company believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on its ability to conduct business.

Employees

As of December 31, 2006 we employed approximately 7 people and engaged the services of 1 consultant. We also have commissioned sales arrangements with several manufacturers’ sales representatives, all operating as independent contractors, servicing all channels of distribution.

MANAGEMENT’S PLAN OF OPERATION

Forward-Looking Statements

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties; and

(i) insufficient revenues to cover operating costs.

You should read the following discussion of our plan of operation in conjunction with the consolidated financial statements of Solar Night Industries, Inc. and notes thereto, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management.

Recent Developments

See section titled “Description of Business” and the “Prospectus Summary” for a complete overview of the recent developments in the business of the Company.

We were incorporated under the name Bernard Haldane Associates, Inc. in the state of Nevada for the purposes of providing career and job counseling services to professionals employed in various industries. Currently, we are a global manufacturer and distributor of innovative solar energy products for consumer, business, and government markets. To date, we have generated minimal revenues and have incurred a significant amount of losses.

We plan to continue developing, manufacturing and distributing our solar energy products through our Solar Night Catalogue and on-line at www.SolarNightStore.com, both of which we hope will  set the standard in a fragmented industry which we believe is ripe for standardization. We may not be able to continue selling our products as planned or become profitable from our other operations in the future. We have incurred net losses since inception of our operations.

In addition to the foregoing, the Company will be targeting the installer market, health and scholastic system markets.

Our initial focus during the next twelve months is to implement developmental projects to grow the business as follows: strategic acquisitions, addition of sales offices and team members, exploration of vertical market strategies and reaching our sales goals in solar sales. Our capital spending plan for the twelve months ended June 30, 2007, excluding potential acquisitions, is projected to be approximately $500,000.

We expect to incur significant research and development costs with respect to our recently launched Solar Synapse Research Project and our current line of solar energy products and to continue research and development toward new advanced solar energy technologies. Furthermore, we expect a slight increase in the number employees during the twelve months ending June 30, 2007.

Liquidity

Through June 30, 2006 we used net cash in our operating activities of $302,414 and through September 30, 2006, we used additional net cash in our operating activities of $301,663 (unaudited), resulting primarily from out net losses. Through June 30, 2006, we used net cash in our investing activities of $175,000 from our acquisition of Triton. Through June 30, 2006, our cash flow provided from financing activities of $904,179 was primarily from the proceeds from our callable secured convertible notes, notes payable and sales of common stock.

On June 29, 2006, we entered into a securities purchase agreement with accredited investors providing for the issuance of the Company’s 6% senior secured convertible debentures in the principal amount of $1,000,000. To date, we have received $500,000 as proceeds from sales of these debentures and anticipate receiving the rest upon the filing and effectiveness of this Registration Statement. We believe that this will provide adequate financing through our fiscal year ending June 30, 2007. However, we cannot be certain that the Registration Statement will be effective nor this additional financing will be available upon the filing and effectiveness.

We anticipate similar operating losses during the remaining portion of the fiscal year 2007. We are also contemplating additional financing transactions that will sufficiently fund our planned capital expenditures and working capital needs for a reasonable period of time.

To the extent that funds are insufficient to meet management's plan of operation, we would contemplate additional financing transactions and/or seek alternative business opportunities in order to generate revenue or funds that will sufficiently fund our capital expenditures and working capital needs for a reasonable period of time. We cannot be certain that any additional equity/debt financing will be available in sufficient amounts or on acceptable terms when needed.  If such financing is not available in sufficient amounts or on acceptable terms, our future results of operations and financial condition may be adversely affected.

In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

Critical Accounting Policies

The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The following summarizes several of our critical accounting policies. See a complete list of significant accounting policies in Note 2 to the Consolidated Financial Statements.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

  Accounts receivable consisted of amounts due from customers. Product sales are generally paid for by credit card or check prior to shipment. The Company records a provision for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable, which is based upon an analysis of the Company’s prior collection experience, customer creditworthiness and current economic trends.

Inventories

The Company values inventories at the lower of average cost or market, first-in, first-out. Allowances are provided for inventories considered to be obsolete or unmarketable to reflect the estimated difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and sales forecasts.

Derivative Liabilities

Derivative liabilities consisted of: (a) the embedded conversion feature bifurcated from the June 29, 2006 convertible note payable and (b) the warrants issued in connection with the convertible notes payable. The value of the derivative liabilities are recorded first as a discount on the convertible notes payable and the excess is charged to operations. The discount is being amortized over the term of the note. The derivative liabilities are adjusted quarterly to reflect changes in fair value.

The Company uses the Black-Scholes Option Pricing Model to value the embedded conversion and the detachable warrants that are recorded as a derivative liability. In valuing the embedded conversion feature and the detachable warrants, at the time they were issued and quarterly thereafter, we used the market price of our common stock on the date of valuation, an expected dividend yield of zero, the remaining period or maturity date of the convertible debt feature or detachable warrants and the expected volatility of our common stock.

Revenue recognition

Revenue is recorded when a sales arrangement exists, the sales price is fixed or determinable and collection is reasonably assured, generally when the goods have been shipped.

Stock based compensation

Compensation costs for stock warrants and options issued to employees and nonemployees are based on the fair value method. The value of stock warrants and options are calculated using a Black-Scholes Model.

The fair value is calculated using the market price of our common stock on the date of valuation, an expected dividend yield of zero, the remaining period or maturity date of the convertible debt feature or detachable warrants and the expected volatility of our common stock.

Recent Accounting Pronouncements

Management does not believe that any recently issued, not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Risks

Going Concern and Management’s Plans

Our auditors have added an explanatory paragraph to their report on our consolidated financial statements stating that the consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We had incurred a net loss of $2,874,078 and negative operating cash flow of $302,414 since inception and future losses are anticipated. Our plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business. These factors raise substantial doubt about our ability to continue as a going concern. Realization of assets is dependent upon our continued operations, which in turn is dependent upon our plans to meet our financing requirements and the success of its future operations. Our financial statements do not include any adjustments related to the recoverability and classification of our asset amounts or the amounts and classification of our liabilities that might be necessary should we be unable to continue in existence.

Although, our plans include the additional borrowings under their convertible note payable (Note 5), there can be no assurance that we will be successful in borrowing such funds or from any other source debt or equity funding nor from the generation of revenues.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, capital expenditures or capital resources.

Inflation

  We do not believe that inflation will have a material effect on our operations.

DESCRIPTION OF PROPERTY

Principal Executive Offices

Since approximately December of 2005 our corporate facility is located in Saint Louis, Missouri, and consists of approximately 1,000 square feet of office space at a base monthly rental fee of $500. The Company rents its corporate facility on a month-to-month basis.

We also lease warehouse space on a month-to-month basis for the storage of our products at a cost of $7 per pallet. The monthly warehouse rent is approximately $500-600.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of December 31, 2006:

Name	Age	Position
Jason Loyet	31	Chief Executive Officer, Director
Robert Shambro	36	Chief Operating Officer, Chief Financial Officer, Secretary,
		Treasurer and Director

Directors are elected or appointed to serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve pursuant to their employment agreements and until removed by the Board of Directors following the annual meeting of stockholders or until their successors have been elected and qualified.

Background of Executive Officers and Directors

JASON LOYET (31) CEO - Jason founded Solar Night Industries, Inc. in September of 2005. Jason received a Bachelors in Business Administration from Westminster College in Fulton, Missouri. Jason has built a reputation as a seasoned entrepreneur having been involved in the founding and development of several start-up businesses. Jason is responsible for launching a variety of high technology companies as founder or seed investor. Two of his most successful startups were GlobalStreams Inc. which he founded in 1998, a manufacturer of streaming video communication hardware and MyCapture Publishing Platform, which he founded in 2001. Both companies were sold and continue to be profitable companies based in St. Louis. For the two years immediately prior to founding Solar Night Industries, Inc., he managed the Digital Division for the Brighton Media Agency based in St. Louis, Missouri.

ROB SHAMBRO (36) Chairman and COO. Rob co-founded Solar Night Industries, Inc. in September of 2005. Prior to founding Solar Night Industries, Inc., Mr. Shambro built a successful career as a proven entrepreneur, executive, and veteran at raising capital for new business.  Mr. Shambro’s prior experience in key areas such as Internet, broadband technologies, streaming media, video on demand and telecommunications has led him to be an executive at various publicly traded companies and to serve on Boards of Directors of several companies. For the  years prior to  co-founding Solar Night Industries, Inc., Mr. Shambro co-founded Infinium Labs Corporation, a  publicly traded company, where he served as a consultant spearheading the design, implementation, and launch of the Phantom Gaming console. From 1999 through June 2001, Mr. Shambro served as President, CEO, and board member of StreamSearch.com, a company he co-founded, and one of the Internet’s pioneering streaming media companies. Through Rob’s leadership, the company raised $31 million in financing, scaled to 250 employees in 5 locations, became a market leader in the streaming media, and forged deep contacts throughout the entertainment, media and venture capital communities. Rob was named one of the Top 100 Internet and Media Executives by Digital Coast Reporter in January 2001 and developed the first-ever Sundance Online Film Festival. Mr. Shambro received a degree from Washington University, John M. Olin School of Business.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

For the fiscal year ended June 30, 2006 the Company was not a reporting company pursuant to Section 13 or 15(d), and therefore, the Company did not file such reports.

CODE OF ETHICS

As of the date of this Registration Statement, the Company has not adopted a Code of Ethics and Business Conduct for its Officers, Directors and/or Employees. The Company intends to adopt a Code of Ethics and Business conduct sometime in the first quarter of 2007 calendar year.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued and equity awards granted by us for years ended June 30, 2006 and for the fiscal years ended December 31, 2005 and 2004 to our Chief Executive Officer and our most highly compensated officers other than the Chief Executive Officer at December 31, 2006.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Jason Loyet (1) Chief Executive Officer and Director	2006*	75,000	--	--	--	--	--	--	75,000
	2005**	--	--	--	--	--	--	--	--
	2004**	--	--	--	--	--	--	--	--

Christopher Zanardi (2) Chief Executive Officer, Treasurer, Secretary and Director	2006*	--	--	--	--	--	--	--	--
	2005**	-	--	--	--	--	--	--	--
	2004**	--	--	--	--	--	--	--	--

*Fiscal period ended June 30, 2006.
** Fiscal period ended September 30.

1. Mr. Jason Loyet became the Company’s CEO upon the completion of acquisition by the Company of Solar Night in January of 2006.

2. Mr. Zanardi resigned as the Company’s (Triton Industries, Inc.’s) Chief Executive Officer and a member of the board of directors in January of 2006.

3. With the exception of reimbursement of expenses incurred by our executive officers during the scope of their employment, none of the named executive received any other compensation, perquisites, personal benefits in excess of $10,000.

Employment and Consultancy Agreements

In approximately September 2005, the Company entered into an employment agreement with Jason Loyet, the Company’s Chief Executive Officer, and effective as of September of 2006 into an employment agreement with Robert Shambro, that provide for total aggregate minimum annual salaries of $150,000. Pursuant to these employment agreements, Mr. Loyet and Mr. Shambro provide services to the Company:

• Mr. Loyet. The agreement provides for Mr. Loyet to receive an annual salary of $75,000 per year until such time as the Company shall have obtained capital financing in an amount not less than $2.0 million and $125,000 per year each thereafter, payable on at least a monthly basis. In addition to the salary payable to Mr. Loyet, the Company may pay Employee a bonus in accordance with any bonus compensation program as adopted from time to time by the Company. Mr. Loyet’s employment agreement provides for continuous employment until the third anniversary of the agreement, upon which the agreement shall be automatically extended for successive 1 year periods subject to certain termination provisions. Solar Night may terminate Mr. Loyet’s employment upon written notice for cause. Mr. Loyet may terminate his employment with the company upon not less than 15 days written notice. Additionally, Solar Night may terminate Mr. Loyet’s employment agreement without cause upon written notice to Mr. Loyet. If Mr. Loyet is terminated without cause, Solar Night shall be obligated to pay him his salary through the date of termination, and then it shall be obligated to pay to him as severance pay an amount equal to his salary in effect upon said termination for the next twelve consecutive months. Pursuant to Termination of Control protection, upon termination of Mr. Loyet’s employment due to a change of control of Solar Night, Mr. Loyet would be entitled to severance pay. The severance pay is equal to twelve months of Mr. Loyet’s salary in effect upon said Change of Control termination.

• Mr. Shambro. The agreement provides for Mr. Shambro to receive an annual salary of $75,000 per year until such time as the Company shall have obtained capital financing in an amount not less than $2.0 million and $125,000 per year each thereafter, payable on at least a monthly basis. In addition to the salary payable to Mr. Shambro, the Company may pay Employee a bonus in accordance with any bonus compensation program as adopted from time to time by the Company. Mr. Shambro’s employment agreement provides for continuous employment until the third anniversary of the agreement, upon which the agreement shall be automatically extended for successive 1 year periods subject to certain termination provisions. Solar Night may terminate Mr. Shambro’s employment upon written notice for cause. Mr. Shambro may terminate his employment with the company upon not less than 15 days written notice. Additionally, Solar Night may terminate Mr. Shambro’s employment agreement without cause upon written notice to Mr. Shambro. If Mr. Shambro is terminated without cause, Solar Night shall be obligated to pay him his salary through the date of termination, and then it shall be obligated to pay to him as severance pay an amount equal to his salary in effect upon said termination for the next twelve consecutive months. Pursuant to Termination of Control protection, upon termination of Mr. Shambro’s employment due to a change of control of Solar Night, Mr. Shambro would be entitled to severance pay. The severance pay is equal to twelve months of Mr. Shambro’s salary in effect upon said Change of Control termination.

OPTIONS GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to grants of options to purchase our common stock under our 2006 Stock Option Plan to the named executive officers during the fiscal year ended June 30, 2006.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jason Loyet (1) Chief Executive Officer and Director	----	----	----	----	----	----	----	----	----

Christopher Zanardi (2) Chief Executive Officer, Secretary, Treasurer and Director	----	----	----	----	----	----	----	----	----

1. Mr. Jason Loyet became the Company’s CEO upon the completion of the reverse acquisition of the Company by Solar Night in January of 2006.

2. Mr. Zanardi resigned as the Company’s (Triton Industries, Inc.’s) Chief Executive Officer and a member of the board of directors in January of 2006.

Director Compensation

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the fiscal year ended June 30, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Jason Loyet (1)	----	----	----	----	----	----	----

Robert Shambro (2)	----	----	----	----	----	----	----

Christopher Zanardi (3)	----	----	----	----	----	----	----

David Zanardi (4)	----	----	----	----	----	----	----

1. Mr. Loyet became the Company’s director upon the completion of the acquisition by the Company of Solar Night in January of 2006.
2. Mr. Shambro became the Company’s CEO upon the completion of the acquisition by the Company of Solar Night in January of 2006.
3. Christopher Zanardi resigned as the Company’s (Triton Industries, Inc.’s) Chief Executive Officer and a member of the board of directors upon the completion of the acquisition by the Company of Solar Night in January of 2006.
4. David Zanardi resigned as the Company’s (Triton Industries, Inc.’s) Chief Executive Officer and a member of the board of directors upon the completion of the acquisition by the Company of Solar Night in January of 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September of 2005, Solar Night entered into a Technology Assignment Agreement (the “Assignment Agreement”) with Jason Loyet and Loy Corp., L.L.C. (“Loy Corp.”). Loy Corp., a Missouri limited liability company, is wholly-owned by Jason Loyet, the Company’s Chief Executive Officer. Pursuant to the Assignment Agreement, Loy Corp. sold, transferred, conveyed and assigned all of its intellectual property in consideration of Jason Loyet receiving 83,333 shares of Common Stock of Solar Night. As the result of the Acquisition, the acquired intellectual property rights were assigned by Solar Night to the Company.

In addition, in September of 2005, Solar Night entered into a Assignment and Assumption Agreement (the “Assumption Agreement”) with Jason Loyet and Loy Corp. Loy Corp., a Missouri limited liability company, is wholly-owned by Jason Loyet, the Company’s Chief Executive Officer. Pursuant to the Assumption Agreement, Loy Corp. sold, transferred, conveyed and assigned all of its intellectual property, related contracts, all claims and rights relating to the intellectual property and all books and records in consideration of Solar Night issuing a note in the sum of $57,000 to Jason Loyet. As the result of the Acquisition, the acquired intellectual property rights and related assets and the Note were assigned by Solar Night to the Company. Also, in connection with the Assignment Agreement and the Assumption Agreement, Solar Night entered into a Assignment of Copyright and Assignment of Trademark agreements which were also subsequently assigned to the Company pursuant to the Acquisition.

In connection with the Supply Agreement (as defined below) and pursuant to the Shareholders Agreement (the “Shareholders Agreement”) entered into by and among the Company, Farmergy, Inc (“Farmergy”) and the shareholders signatory thereto (the Company, Farmergy and the shareholders shall collectively be referred to as the “Shareholders”) dated October 13, 2006, the Company acquired 20% of the issued and outstanding shares of Farmergy (the “Shares”) and all of the Shareholders agreed to restrict their ability to transfer or dispose of the Shares in any way, except as provided in the Shareholders Agreement. The parties further agreed to grant to each Shareholder the Right of First Refusal providing that any Shareholder wishing to dispose any of the Shares shall first present the remaining Shareholders with the right to purchase any of the Shares being offered at the agreed to offer price.

On November 12, 2006 the Company entered into an Exclusive Supply and Sole Source Agreement (the “Supply Agreement”) with Farmergy. The Supply Agreement provides that the Company shall locate manufacturing partners, purchase, warehouse, and sell to Farmergy various types of Energy Products (as defined in the Supply Agreement”) used by Farmergy in connection with its business strategy of consulting and advising agricultural businesses. Furthermore, Farmergy agreed to exclusively purchase its required quantities of Energy Products from the Company and the Company agreed to exclusively sell any Energy Products solely to Farmergy, provided that the material terms of the Supply Agreement have been and continue to be fulfilled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock based on 28,285,794 shares of common stock outstanding as of December 18, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise indicated, each person's address is c/o Solar Night Industries Inc., 4124 N. Broadway, Saint Louis, MO 63147.

Name and address of owner	Title of Class	Capacity with Company	Number of Shares Beneficially Owned* (1)	Percentage of Class
Jason Loyet	Common Stock	Chief Executive Officer and Director	10,000,000 (2)	35.35%
Robert Shambro	Common Stock	Chief Operating Officer, Chief Financial Officer, Treasurer, Secretary and Director	3,350,000(3)	11.84%
Gerard D’Ariano	Common Stock	-	5,000,000(4)(5)	17.68%
Phoenix Capital Opportunity Fund, LP	Common Stock	-	1,664,000(6)(7)	5.88%
All Officers and Directors As a Group (2 persons)			13,350,000	47.20%

*  Beneficial ownership set forth is less than 1%

1.
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 18, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

2.	Consists entirely of shares of common stock.

3.	Consists entirely of shares of common stock.

4.	Consists entirely of shares of common stock.

5.	Gerard D’Ariano resigned as the Secretary of the Company and as a member of the Board of Directors of the Company in the first calendar quarter of 2006.

6.	Consists entirely of shares of common stock.

7.	Phoenix Capital Opportunity Fund, LP’s address is: 2N. Tamiami Trail, Suite #310, Sarasota, FL 34236.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of December 31, 2006.

Number of securities
	to be issued upon	Weighted average
	exercise of	exercise price of	Number of securities
	outstanding options	outstanding options,	remaining available for
Plan category	warrants and rights	warrants and rights	future issuance

	(a)	(b)	(c)

Equity compensation plans approved by	None	None	None
security holders

Equity compensation plans not approved	1,460,000	$0.375	1,240,000
by security holders

Total	1,460,000	$0.375	1,240,000

Equity Compensation Plan Information

2006 Stock Option Plan

The 2006 Stock Option Plan (the "Plan") was created in the first calendar quarter of 2006 and a form of a Stock Option Agreement to be entered into under the Plan is filed as Exhibit 10.17 to this Registration Statement. The Plan is intended to attract and retain the best available personnel for positions with Solar Night Industries Inc. (the "Company"), and to provide additional incentive to such employees and others to exert their maximum efforts toward the success of the Company. The above aims will be effectuated through the granting of certain stock options. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options there under. The Plan is administered by the Board of Directors of the Company. Under the Plan, the Company is authorized to issue up to 2,700,000 shares of its common stock. As of December 31, 2006, there were 1,240,000 shares of Common Stock remaining available for future issuances under the Plan.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and their amendments and our by-laws, which are included as exhibits to this Registration Statement as exhibit 3(i)1 through 3(i).4 and 3(ii)1, respectively. Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share. As of December 18, 2006, there were 28,285,794 shares of common stock issued and outstanding.

Dividend Policy

Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Common Stock

We are authorized to issue 100,000,000 shares of common stock of which 28,285,794 shares are issued and outstanding as of December 18, 2006. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Warrants

As of December 18, 2006, we had the following warrants outstanding:

4,000,000 warrants which expire on June 29, 2013 and are exercisable at $0.47 per share.

Transfer Agent and Registrar

The transfer agent of our common stock is First American Stock Transfer, Inc., 706 East Bell Road, Suite 202, Phoenix, AZ 85022.

 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide to the fullest extent permitted by Nevada law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Solar Night Industries Inc., by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Solar Night Industries Inc. for the fiscal period ended June 30, 2006 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the period then ended appearing in this prospectus and registration statement have been audited by Most & Company, LLP independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

On August 14, 2006, the Company engaged Most & Company, LLC as its independent registered public accounting firm. During the two most recent fiscal years and through June 30, 2006, the Company has not consulted with Most & Company, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Most & Company, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

WHERE YOU CAN FIND MORE INFORMATION

Solar Night Industries Inc., has not been previously subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith has not filed reports and other information with the Securities and Exchange Commission. However, upon the effectiveness of this Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith intends to file reports and other information with the Securities and Exchange Commission. a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

SOLAR NIGHT INDUSTRIES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet at June 30, 2006 and September 30, 2006 (unaudited)	F-3

Consolidated Statements of Operations for the period September 16, 2005 (Inception) through June 30, 2006, the three months ended September 30, 2006 (unaudited) and the period September 16, 2005 (Inception) through September 30, 2005 (unaudited)
F-4

Statement of Stockholders’ Deficit for the period September 16, 2005 (Inception) through June 30, 2006 and the three months ended September 30, 2006 (unaudited)	F-5

Consolidated Statements of Cash Flows for the period September 16, 2005 (Inception) through June 30, 2006, the three months ended September 30, 2006 (unaudited) and the period September 16, 2005 (Inception) through September 30, 2005 (unaudited)
F-6

Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Solar Night Industries, Inc.

We have audited the accompanying consolidated balance sheet of Solar Night Industries, Inc. as of June 30, 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period September 16, 2005 (Inception) through June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Night Industries, Inc. as of June 30, 2006 and the results of its operations and its cash flows for the period September 16, 2005 (Inception) through June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative net worth, and has incurred operating losses and negative operating cash flow since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/ Most & Company, LLP

Most & Company, LLP

New York, NY
November 29, 2006

SOLAR NIGHT INDUSTRIES INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2006	2006
		(Unaudited)
ASSETS

Current assets
Cash	$426,765	$125,102
Accounts receivable, net of allowance for doubtful accounts of $1,262	16,915	20,660
Inventories	33,713	30,520

Total current assets	477,393	176,282

Deferred financing costs	55,000	50,417

	$532,393	$226,699

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$334,405	$208,859
Notes payable	40,367	40,367
Accrued financing penalty		222,903
Notes payable - stockholders	53,844	53,844

Total current liabilities	428,616	525,973

Callable secured convertible notes payable		41,667
Derivative liability	2,799,083	2,267,600

Total liabilities	3,227,699	2,835,240

Stockholders' deficit
Common stock, $.001 par value, 100,000,000 shares
authorized; 27,785,794 shares issued and outstanding
as of June 30, 2006 and 28,285,794 as of
September 30, 2006 (unaudited)	27,786	28,286
Additional paid-in-capital	913,347	1,085,347
Deferred compensation	(469,871)	(419,178)
Accumulated deficit	(3,166,568)	(3,302,996)

Total stockholders' deficit	(2,695,306)	(2,608,541)

Total liabilities and stockholders' deficit	$532,393	$226,699

See notes to financial statements.

SOLAR NIGHT INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the period
	For the period	For the Three	from September
	from September	Months Ended	16, 2005 (inception)
	16, 2005 (inception)	September 30,	to September 30,
	to June 30, 2006	2006	2005
		(Unaudited)	(Unaudited)

Net sales	$329,493	$23,848	$1,659

Cost of goods sold	(292,960)	(46,659)	(2,262)

Gross profit (loss)	36,533	(22,811)	(603)

Stock based compensation	(26,425)	(172,500)
General and administrative	(574,648)	(201,385)	(12,592)

Operating loss	(564,540)	(396,696)	(13,195)

Interest expense, net	(10,455)	(48,312)
Penalty on financing		(222,903)
Derivative (expense) income	(2,299,083)	531,483

Net loss	$(2,874,078)	$(136,428)	$(13,195)

Basic and diluted net income (loss) per share	$(0.11)	$ *	$ *

Basic and diluted weighted average
common shares outstanding	25,835,491	28,193,403	24,213,376

* Less than $0.01, per share

See notes to financial statements.

SOLAR NIGHT INDUSTRIES INC.
STATEMENT OF STOCKHOLDER'S DEFICIT
FOR THE YEAR ENDED JUNE 30, 2006
AND THE THREE MONTHS ENDED SEPTEMBER 30, 2006 (UNAUDITED)

	Common Stock		Additional
	Shares	Amount	Paid-in Capital	Capital Contributions	Deferred Compensation	Accumulated Deficit	Total

Stock issued for services (1)				$25,925			$25,925

Stock issued for cash (1)				51,000			51,000

Common stock issued for debt				208,000			208,000

Common stock of Triton upon acquisition	188,418	$188	(94)			(292,490)	(292,396)

Recapitalization on reverse acquisition	23,713,376	23,714	261,211	(284,925)

Common stock issued for debt	2,600,000	2,600	38,725				41,325

Common stock issued for cash
in private placement	784,000	784	105,184				105,968

Common stock issued for services	500,000	500					500

Options issued for services			508,321		$(508,321)

Amortization of deferred compensation					38,450		38,450

Net loss						$(2,874,078)	(2,874,078)

Balance at June 30, 2006	27,785,794	27,786	913,347		(469,871)	(3,166,568)	(2,695,306)

Common stock issued for services	500,000	500	172,000				172,500

Amortization of deferred compensation					50,693		50,693

Net loss						(136,428)	(136,428)

Balance at September 30, 2006 (Unaudited)	28,285,794	$28,286	$1,085,347		$(419,178)	$(3,302,996)	$(2,608,541)

(1) On Solar prior to acquisition

See notes to financial statements.

SOLAR NIGHT INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

				For the period
	For the period	For the Three		from September
	from September 16,	Months Ended		16, 2005 (inception )
	2005 (inception)	September 30,		to September 30,
	to June 30, 2006	2006		2,005
		(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net loss (income)	$(2,874,078)	$(136,428)		$(13,195)
Adjustments to reconcile net loss to net
cash used in operating activities:
Derivative expense	2,299,083	(531,483)
Amortization of deferred compensation	38,450	55,276
Inventory reserve	33,713			4,345
Stock based compensation	26,425	172,500
Allowance for doubtful accounts	1,262
Penalty on financing		222,903
Amortization of discount		41,667
Changes in operating assets and liabilities, net of assets
and liabilities acquired in Acquisition:
(Increase) in accounts receivable	(18,177)	(3,745)		(806)
(Increase) decrease in inventory	(67,426)	3,193		(56,257)
Increase (decrease) in accounts payable
and accrued expenses	258,334	(125,546)		64,453

Net cash used in operating activities	(302,414)	(301,663)		(1,460)

Cash flows from investing activities:
Acquisition of Triton	(175,000)

Cash flows from financing activities:
Proceeds from callable secured convertible notes
payable (net of financing expenses of $55,000)	445,000
Proceeds from note payable	208,000
Proceeds from sales of common stock	156,968			5,000
Increases in notes payable - stockholders	53,844			(5,156)
Proceeds from note payable	40,367
Overdraft				1,616

Net cash provided by financing activities	904,179			1,460

Net increase (decrease) in cash	426,765	(301,663)		None
Cash at beginning of year		426,765
Cash at end of year	$426,765	$125,102	$	None

Noncash Transactions
The Company issued 1,664,000 and 2,6000,000 shares of common stock in exchange for notes payable of $208,000 and $41,325, respectively.

See notes to financial statements.

SOLAR NIGHT INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION

Organization and Operations

Solar Night Industries, Inc. (Company) was incorporated on September 16, 2005 in Delaware and operates as a global manufacturer and distributor of innovative solar and energy independence products for consumer, business and government markets with operations in St. Louis, Missouri and Sarasota, Florida.

Triton Technologies, Inc. (Triton) was reincorporated in the State of Nevada on January 31, 2006 and has been inactive. On January 31, 2006, Triton also changed its name to Solar Night Industries, Inc. (Nevada).

On January 26, 2006, Triton acquired (Acquisition) 100% of the outstanding shares of common stock of the Company in exchange for 23,713,376 (post-split) shares of common stock. In addition, the Company paid the stockholders of Triton $175,000. After the Acquisition the former Triton stockholders retained 188,418 (post-split) shares of common stock, net of the cancellation of 407,000 shares.

Subsequent to the Acquisition, the former shareholders of Solar owned own a controlling interest in the outstanding shares of common stock of the Company. As a result of the ownership interests of the former shareholders of Solar, for financial statement reporting purposes, the acquisition was recorded as a reverse acquisition, with Solar being deemed the accounting acquirer and Triton being deemed the accounting acquiree. The consolidated financial statements include the operations of Triton from the date of the Acquisition and the net assets of Triton have been included at their carrying values before the acquisition. The equity of the Company has been retroactively restated to reflect the historical equity of Triton.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated financial statements

The accompanying consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiary.

All intercompany transactions have been eliminated.

Basis of Presentation - Interim Financial Statements

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and with the rules and regulations of the Securities and Exchange Commission for interim financial statements. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods have been included.

The results of operations realized during this three month period are not necessarily indicative of results to be expected for a full year.

Fiscal year

The Company's fiscal year ends June 30.

 Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

    Accounts receivable consisted of amounts due from customers. Product sales are generally paid for by credit card or check prior to shipment. The Company records a provision for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable, which is based upon an analysis of the Company’s prior collection experience, customer creditworthiness and current economic trends.

Inventories

The Company values inventories at the lower of average cost or market, first-in, first-out. Allowances are provided for inventories considered to be obsolete or unmarketable to reflect the estimated difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and sales forecasts.

Derivative Liabilities

Derivative liabilities consisted of: (a) the embedded conversion feature bifurcated from the June 29, 2006 convertible note payable and (b) the warrants issued in connection with the convertible notes payable. The value of the derivative liabilities are recorded first as a discount on the convertible notes payable and the excess is charged to operations. The discount is being amortized over the term of the note. The derivative liabilities are adjusted quarterly to reflect changes in fair value.

The Company uses the Black-Scholes option price model to value the embedded conversion and the detachable warrants that are recorded as a derivative liability. In valuing the embedded conversion feature and the detachable warrants, at the time they were issued and quarterly thereafter, we used the market price of our common stock on the date of valuation, an expected dividend yield of zero, the remaining period or maturity date of the convertible debt feature or detachable warrants and the expected volatility of our common stock.

Revenue recognition

Revenue is recorded when a sales arrangement exists, the sales price is fixed or determinable and collection is reasonably assured, generally when the goods have been shipped.

Shipping and handling costs

Shipping and handling costs are included in cost of sales.

Income taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

Stock based compensation

Compensation costs for stock warrants and options issued to employees and nonemployees are based on the fair value method. The value of stock warrants and options are calculated using a Black-Scholes Model.

The fair value is calculated using the market price of our common stock on the date of valuation, an expected dividend yield of zero, the remaining period or maturity date of the convertible debt feature or detachable warrants and the expected volatility of our common stock.

Loss per share

Basic loss per share is computed by dividing net loss by the weighted average number of shares of basic common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of basic common stock outstanding during the period plus dilutive common stock equivalents, using the treasury stock method. As of June 30, 2006, dilutive common stock consisted of 1,210,000 shares of common stock issuable under options, 4,000,000 shares of common stock issuable under warrants and 2,279,412 shares of common stock issuable under the conversion feature of the convertible notes payable, all of which were excluded as they were anti-dilutive.

Financial instruments

The Company considers the carrying amounts of financial instruments, including cash, notes receivable, accounts payable and accrued expenses and note payable to approximate their fair values because of their relatively short maturities.

New accounting pronouncements

Management does not believe that any recently issued, not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3.	GOING CONCERN AND MANAGEMENT’S PLANS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of $2,874,078 and negative operating cash flow of $302,414 since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Realization of assets is dependent upon continued operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations. These financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Although, management's plans include the additional borrowings under their convertible note payable (Note 5), there can be no assurance that management will be successful in borrowing such funds or from any other source debt or equity funding nor from the generation of revenues.

4.	INVENTORIES

As of June 30, 2006 and September 30, 2006 (unaudited), inventories consisted of $33,713 and $30,520, net of reserves of $33,713 and $33,713, respectively.

5.	CALLABLE SECURED CONVERTIBLE NOTES PAYABLE

On June 29, 2006, the Company entered into a securities purchase agreement (Agreement) to sell an aggregate of $1,000,000 of callable secured convertible notes and warrants to purchase 4,000,000 shares of the Company's common stock. The notes are payable June 29, 2009, including interest at 6%, per annum. The notes are collateralized by certain intellectual property and equipment and is guaranteed by an officer of the Company. The notes are also convertible into shares of common stock at 50% to 60%, dependent on the Company's timely filing of a registration statement, of the average three lowest trading prices of the common stock of the Company for the twenty day trading period ending one trading day prior to the date the conversion notice is sent to the holder.

The warrants are exercisable at $0.47, per share, through June 2013.

The Agreement and underlying notes and other agreements provide for various defaults, including nonpayment and failure to file or have declared effective a registration statement with the Securities and Exchange Commission. Upon a default, the Company would be required to pay default interest on outstanding principal and interest at 15%, per annum, plus liquidation damages equal to $7,500, per month, per $500,000 of borrowings, in addition to principle and interest.

As of June 30, 2006, the Company borrowed $500,000 under the Agreement.

As of June 30, 2006 and September 30, 2006, convertible notes payable consisted of:

	June 30,	September 30,
	2006	2006
		(Unaudited)

Callable secured convertible notes payable	$500,000	$500,000
Discount	(500,000)	(500,000)
Accumulated amortization of discount		41,667

None		$41,667

Derivative liability	$2,799,083	$2,267,600

As of September 30, 2006 (unaudited), the Company was in default under the convertible note and has accrued default penalties of $222,903.

6.	COMMITMENTS AND CONTINGENCIES

In September, 2005, the Company entered into two employment agreements with its chief executive officer and chief operating officer that provide for annual salaries of an aggregate of $150,000, plus bonuses, and a term of three years and are automatically extended for successive one year periods subject to certain provisions.

The Company is committed for consulting services of $5000, per month, plus commissions for sales and venture activities through January 2007 and for investor and public relation services of $5000, per month, through April 2007.

7.	OFFICER LOANS

Due to stockholder/officer is payable on demand without interest.

8.	COMMON STOCK

On May 8, 2006, the Company declared a two for one stock split of common stock, with out a change in par value. All share and per share amounts have been retroactively restated for the split and $13,893 was transferred from additional paid-in-capital to common stock.

Prior to the Acquisition, the Company issued 23,713,376 shares (post-split) of common stock in exchange for services of $25,925, cash of $51,000 and debt of $208,000.

In February 2006 and in connection with the Acquisition, the Company issued 2,600,000 shares of common stock in payment of notes payable of Triton of $41,325.

In March 2006, the Company sold 784,000 shares of common stock in exchange for $105,968.

As of June 30, 2006, the Company had reserved the following shares for future use:

Convertible notes payable	2,100,000
Warrants	4,000,000
Options under 2006 Stock Option Plan	2,700,000

8,800,000

9.	INCOME TAXES

The Company plans to file consolidated Federal income tax returns. As of June 30, 2006, the Company has net operating loss (NOL) carryforwards of approximately $790,000 to reduce future Federal taxable income through 2026. Through February 2006, the Company had ownership changes, as defined by the Internal Revenue Service, which may defer or limit the use of the NOL's.

As of June 30, 2006, realization of the Company’s net deferred tax assets of $1,153,000 was not considered more likely than not and, accordingly, a valuation allowance of $1,153,000 has been provided.

As June 30, 2006 deferred tax assets (liabilities) consisted of the following:

Net operating loss	$290,000
Inventory	12,000
Change in derivative liability	851,000
Valuation allowance	(1,153,000)

None

For the period from September 16, 2005 (inception) to June 30, 2006, deferred tax expense consisted of the following:

Net operating loss	$290,000
Inventory	12,000
Change in derivative liability	851,000
Valuation allowance	(1,153,000)

NONE

For the period from September 16, 2005 (inception) to June 30, 2006, the provision for income taxes on the statement of operations differs from the amount computed by applying the statutory Federal income tax rate to income before the provision for income taxes, as follows:

Federal income tax, at statutory rate	$(950,000)
State income tax, net of federal benefit	(203,000)
Change in valuation allowance	1,153,000

Income taxes, as recorded	NONE

10.	STOCK OPTION PLAN

In April 2006, the Company established the 2006 Incentive Stock Option Plan (Plan) to provide additional incentives to employees and nonemployees through the granting of Incentive Stock or Non-Incentive Stock options to purchase up to 2,700,000 shares of common stock of the Company. The exercise price is to be at least 100% (110% for certain stockholders) of the fair market value per share on the date of grant.

As of June 30, 2006, the Company has issued options to purchase 1,210,000 shares, of common stock in exchange for services, valued at $508,321.

11.	SUBSEQUENT EVENTS

Common Stock

On July 18, 2006, the Company issued 500,000 shares of common stock in exchange for legal services valued at $172,500.

Farmergy, Inc.

In October 2006, the Company acquired 20,000 shares (20%) of common stock of Farmergy, Inc., a newly formed, Delaware corporation, engaged in the business of consulting and advising agricultural businesses with respect to conservation and generation of energy and selling products designed for both purposes in exchange for $20. These shares have certain restrictions on transfer, as defined, and Farmergy has a right of first refusal on such shares.

In connection with the acquisition of shares, effective November 12, 2006, the Company entered into an Exclusive Supply and Sole Source Agreement whereby the Company will locate manufacturing partners, purchase, warehouse and sell to Farmergy, through November 2016. Farmergy will exclusively purchase products from the Company, at a price equal to the Company’s actual costs, plus 50% of the sales prices of the Company, less the actual costs, but between 8% and 20% of the actual costs.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$921.10
Accounting fees and expenses	45,000.00*
Legal fees and expenses	50,000.00*
TOTAL	$95,921.10*

* Estimated

Item 26.    Recent Sales of Unregistered Securities

Common Stock

On March 28, 2005, the Company issued an aggregate of 11,856,688 (pre-split) shares of the common stock of the Company as consideration for the acquisition of all of Solar Night’s issued and outstanding common stock.

In March of 2006, the Company completed a private placement of its securities in which 784,000 (post-split) shares of its common stock, par value $0.001 per share, were sold to 7 investors at a price of $0.25 per share for total proceeds of $105,968.

In addition, on June 29, 2006, the Company sold $1,000,000 in aggregate principal amount of callable secured convertible notes and warrants to purchase common stock exercisable at $0.47 per share to certain accredited investors. Pursuant to the terms of the offering, the investors purchased from the Company $500,000 in aggregate principal amount of Notes on June 29, 2006, and have committed to purchase from the Company $200,000 and $300,000 in aggregate principal amount of Notes on the Filing Date and Effective Date, respectively, as defined in the Registration Rights Agreement entered into in connection with the private offering.

In July of 2006, the Company issued 500,000 shares to a certain accredited individual as a performance bonus award.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Solar Night Industries Inc. and/or executive officers of Solar Night Industries Inc., and transfer was restricted by Solar Night Industries Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27.    Exhibits

3(i).1	Articles of Incorporation of the Company filed with the Nevada Secretary of State On December 8, 2005. (Filed herewith).

3(i).2
Certificate of Amendment to the Company’s Articles of Incorporation  filed with the Secretary of State of Nevada on February 9, 2005,  changing the name of the Company from Bernard Haldane Associates, Inc., to Triton Technologies, Inc., and effecting a 1-for-100 reverse stock split of the Company’s common stock. (Filed herewith).

3(i).3	Certificate of Amendment to the Company’s Articles of Incorporation filed with the Secretary of State of Nevada on December 20, 2005 effecting a 1-for-200 reverse stock split of the Company’s common stock. (Filed herewith).

3(i).4	Certificate of Amendment to the Company’s Articles of Incorporation filed with the Secretary of State of Nevada on January 31, 2006, changing the name of the Company from Triton Technologies, Inc., to Solar Night Industries, Inc., (Filed herewith).

3(ii).1	Bylaws of the Company. (To be filed by an amendment).

5.1	Legality opinion of Sichenzia Ross Friedman Ference LLP. (Filed herewith).

10.1	Securities Purchase Agreement dated June 29, 2006. (Filed herewith).

10.2	Form of Warrant issued June 29, 2006. (Filed herewith).

10.3	Form of Callable Secured Convertible Note issued June 29, 2006. (Filed herewith).

10.4	Registration Rights Agreement dated June 29, 2006. (Filed herewith).

10.5	Security Agreement dated June 29, 2006. (Filed herewith).

10.6	Intellectual Property Security Agreement dated June 29, 2006. (Filed herewith).

10.7+	Employment agreement by and between Jason Loyet and the Company (Filed herewith).

10.8+	Consulting agreement entered into by and between Robert Shambro and the Company dated September 27, 2005. (Filed herewith).

10.9	Technology Assignment Agreement entered into in September of 2005, by and and among the Company, Jason Loyet and Loy Corp., L.L.C. (Filed herewith).

10.10	Assignment and Assumption Agreement entered into in September of 2005, by and and among the Company, Jason Loyet and Loy Corp., L.L.C. (Filed herewith).

10.11	Assignment of Trademarks agreement entered into in September of 2005, by and and among the Company, Jason Loyet and Loy Corp., L.L.C. (Filed herewith).

10.12	Assignment of Copyrights agreement entered into in September of 2005, by and and among the Company, Jason Loyet and Loy Corp., L.L.C. (Filed herewith).

10.13	Exclusive Sales and Distribution Agreement entered into on March 16, 2006, by and and between the Company and Intermatic Incorporated. (Filed herewith).

10.14	Distribution Agreement entered into on May 15, 2006, by and between the Company and Sol Inc. (Filed herewith).

10.15	Form of Stock Option Agreement pursuant to the Stock Option Plan. (Filed herewith).

10.16+	Employment agreement entered into by and between Robert Shambro and the Company effective as of September 27, 2005.

10.17	Exclusive Supply and Sole Source Agreement entered into by and between the Company and Farmergy, Inc., dated November 12, 2006.

10.18	Shareholders Agreement dated October 13, 2006 entered into by and among Farmergy, Inc., the Company and shareholders signatory thereto. (Filed herewith).

21.1	List of Subsidiaries. (Filed herewith).

23.1	Consent of Most & Company, LLP. (Filed herewith).

23.2	Consent of Sichenzia Ross Friedman Ference LLP (Included in Exhibit 5.1).

24.1	Power of Attorney (Included on the signature page hereto).

_________________________________________
+ Management contract or compensatory plan, contract or arrangement

Item 28.    Undertakings

A. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in St. Louis, Missouri on January 17, 2007.

SOLAR NIGHT INDUSTRIES INC.

By:	/s/ Jason Loyet
Jason Loyet
Chief Executive Officer

By:	/s/ Robert Shambro
Robert Shambro
Chief Operating Officer, Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jason Loyet, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Loyet Jason Loyet	Chief Executive Officer and Director	January 17, 2007
/s/ Robert Shambro Robert Shambro	Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Director	January 17, 2007